Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

October 7, 2020

by and among

Morgan Stanley,

MIRROR MERGER SUB 1, INC.,

MIRROR MERGER SUB 2, LLC

and

EATON VANCE CORP.

TABLE OF CONTENTS

i

Section 11.13. Specific Performance	120
Section 11.14. Confidential Supervisory Information	121

EXHIBITS

Exhibit A Charter of Surviving Corporation

SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 7, 2020, is entered into by and among Morgan Stanley, a Delaware corporation (“Parent”), Mirror Merger Sub 1, Inc., a Maryland corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub 1”), Mirror Merger Sub 2, LLC, a Maryland limited liability company and a direct, wholly owned Subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Eaton Vance Corp., a Maryland corporation (the “Company”).

WHEREAS, Parent, the Merger Subs and the Company intend to effect a reorganization in which, as steps in a single, integrated transaction, (i) Merger Sub 1 will merge with and into the Company in accordance with this Agreement and the MGCL (the “First Merger”), Merger Sub 1 will cease to exist and the Company will become a wholly owned subsidiary of Parent, and (ii) as part of the same overall transaction, the Company will merge with and into Merger Sub 2 in accordance with this Agreement, the MGCL and the LLC Act, the Company will cease to exist and Merger Sub 2 will survive as a wholly owned subsidiary of Parent (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Mergers”);

WHEREAS, all issued and outstanding shares of Company Voting Common Stock have been deposited in a voting trust (the “Voting Trust”) governed by the Voting Trust Agreement dated as of October 30, 1997 (the “Voting Trust Agreement”);

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the Transactions are in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable the Mergers and the other Transactions on the terms and conditions of this Agreement, (iii) directed that the approval of the Mergers and the other Transactions on the terms and conditions of this Agreement be submitted to the Voting Trustees, the holders of the Voting Trust Receipts, and the Voting Trust, the sole holder of Company Voting Common Stock, for consideration, and (iv) recommended the approval of this Agreement and the Transactions by the Voting Trustees (in their capacities as such), the holders of the Voting Trust Receipts (in their capacities as such) and the Voting Trust;

WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parent’s stockholders and (ii) approved and adopted this Agreement and the Transactions;

WHEREAS, (A) the Board of Directors of Merger Sub 1 has unanimously (i) determined that this Agreement and the Transactions are in the best interests of Merger Sub 1 and the sole stockholder of Merger Sub 1, (ii) approved and declared advisable this Agreement and the Transactions, (iii) directed that the approval of this Agreement and the Transactions be submitted for approval and adoption by the sole stockholder of Merger Sub 1 and (iv) recommended the approval of this Agreement and the Transactions by the sole stockholder of Merger Sub 1, and (B) Parent, promptly following the execution of this Agreement, as the sole stockholder of Merger Sub 1, shall approve and adopt this Agreement and the Transactions;

WHEREAS, Parent as the managing member of Merger Sub 2 has approved this Agreement and the Transactions, including the Mergers;

WHEREAS, for U.S. federal income tax purposes, each of the parties intends that the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, in order to induce Parent and the Merger Subs to enter into this Agreement, Parent has requested that the Voting Trust, as the sole holder of the Company Voting Stock, execute and deliver to Parent, prior to the Company Stockholder Approval Deadline, a written consent, pursuant to which, among other things, the Voting Trust, as sole holder of Company Voting Common Stock, shall approve and adopt this Agreement and the Transactions (including the Mergers) (the “Written Consent”); and

WHEREAS, the Company, Parent and the Merger Subs desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Mergers and to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1
Definitions

Section 1.01.    Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“Additional Private Fund Consent” means, with respect to any Private Fund, (i) any authorization or other approval from, or filing with, a Governmental Authority necessary to obtain the applicable Private Fund Consent or otherwise effectuate the transactions contemplated by this Agreement with respect to such Private Fund, and (ii) any Consent required to prevent or waive any put right, right of redemption, termination of the investment period, termination of such Private Fund or default materially adverse to the Company or any Subsidiary of the Company pursuant to any Fund Document of such Private Fund.

“Adjusted Assets Under Management” means, for any account of any Client, as of a particular date of determination, the Base Date Assets Under Management with respect to each such account, or, for any Person who becomes a Client after the Base Date, the initial assets under management in each account of such Client, without duplication, in each case, as adjusted, in the case of any Revenue Run-Rate determination after the Base Date, to reflect net cash flows with respect to the assets under management with respect to each account of such Client (including any additions, withdrawals, terminations, redemptions or deposit of additional funds, or written notices of withdrawal, redemption or termination) that occurred after the Base Date (or, in the case of a Person that becomes a Client after the date of this Agreement, on or after the date that such Person became a Client) through such date of determination; provided, however, that in no event will the Adjusted Assets Under Management for any Client be less than zero. For the avoidance of doubt, (i) for any Revenue Run-Rate determination after the Base Date, any increase or decrease in the applicable assets under management with respect to the accounts of such Client due to market appreciation or depreciation and any currency fluctuations, in each case, that occurred after the Base Date (or, in the case of a Person that becomes a Client after the date of this Agreement, that occurred on or after the date that such Person became a Client) through such date of determination, will be excluded from the calculation of Adjusted Assets Under Management; and (ii) any assets under management for any Client for which the Company or its Subsidiaries act as investment adviser and sub-adviser shall be counted only once.

“Advisory Agreement” means an investment advisory agreement entered into by a Company RIA Subsidiary with a Client for the purpose of providing Investment Advisory Services to such Client.

“Affiliate” means, (i) with respect to any Person (other than Parent or the Merger Subs), any other Person, whether now or in the future, directly or indirectly controlling, controlled by, or under common control with such Person and (ii) with respect to Parent or the Merger Subs, any other Person, whether now or in the future, directly or indirectly controlled by Parent or the Merger Subs.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other foreign or domestic Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including through merger or acquisition.

“Applicable Law(s)” means, with respect to any Person, any U.S., non-U.S. or transnational federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order, directive or other similar legislation or requirement enacted, adopted, promulgated or applied by a Governmental Authority or Self-Regulatory Organization that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement.

“Base Date” means September 30, 2020.

“Base Date Assets Under Management” means, for any account of any Client, without duplication, the assets under management with respect to each account of such Client as of the Base Date, calculated in a manner consistent with the calculation of base advisory fees payable in respect of each such Client under the applicable Advisory Agreement; provided that (i) the aggregate Base Date Assets Under Management attributable to Clients that are not SMA Clients will be as set forth on Section 4.16(d) of the Company Disclosure Schedule and (ii) the Base Date Assets Under Management attributable to SMA Clients will be reduced in accordance with the proviso in the definition of “Base Date Revenue Run-Rate.” For the avoidance of doubt, any assets under management for any Client for which the Company or its Subsidiaries act as investment adviser and sub-adviser shall be counted only once.

“Base Date Revenue Run-Rate” means the aggregate Revenue Run-Rate for all accounts of all Clients determined as of the Base Date and which for all purposes under this

Agreement shall be calculated (i) in the case of all Clients that are not SMA Clients, using the Base Date Assets Under Management of such Clients set forth on Section 4.16(d) of the Company Disclosure Schedule and the Revenue Run-Rate as of the Base Date for such Clients as determined in accordance with Section 8.12 utilizing such Base Date Assets Under Management (“Non-SMA Base RRR”) and (ii) in the case of SMA Clients, using the Revenue Run-Rate as of the Base Date for such SMA Clients (“SMA Base RRR”) as determined in accordance with Section 8.12; provided that the SMA Base RRR, as calculated in accordance with Section 8.12 (and the associated Base Date Assets Under Management), will be reduced, with respect to an SMA Client, to reflect any assets under management attributable to a written request from the SMA Client to withdraw or redeem its invested capital or account balance or to terminate its Advisory Agreement that has been delivered to the Company, one of its Subsidiaries or a Fund on or prior to the Base Date.

“BHC Act” means the Bank Holding Company Act of 1956.

“Broker-Dealer” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Securities Exchange Act) engaging in such activity from within the United States or with investors located in the United States (absent an available registration exception or exemption). For the avoidance of doubt, the Company Broker-Dealer Subsidiary shall constitute a “Broker-Dealer” for all purposes hereof.

“Brokerage Services” means brokerage, broker-dealer transaction processing, dealer, distributorship, custodial, and related services, or any other services that involve acting as a Broker-Dealer, and performing ancillary services and activities related or incidental thereto.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Boston, Massachusetts are authorized or required by Applicable Law to close.

“Calculation Time” means the close of business in accordance with the Company’s historic accounting practices on the day that is five (5) Business Days prior to the Closing Date; provided that if (i) the Closing Date is one of the first ten (10) Business Days of a calendar month, then the Closing Revenue Run-Rate for all Consenting Clients (as of the Calculation Time) that are SMA Clients shall be calculated based on Adjusted Assets Under Management as of the last Business Day of the second preceding calendar month or (ii) the Closing Date is not one of the first ten (10) Business Days of a calendar month, then the Closing Revenue Run-Rate for all Consenting Clients (as of the Calculation Time) that are SMA Clients shall be calculated based on Adjusted Assets Under Management as of the last Business Day of the immediately preceding calendar month, in each case, in accordance with the Company’s historic accounting practices.

“CEA” means the Commodity Exchange Act.

“Centerview” means Centerview Partners LLC.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Client” means any client or customer of a Company RIA Subsidiary for Investment Advisory Services.

“Client Consent Percentage” means a fraction (expressed as a percentage), the numerator of which is the Closing Revenue Run-Rate and the denominator of which is the Base Date Revenue Run-Rate.

“Closing Condition Regulatory Approvals” means the Consents set forth on Section 9.03(b) of the Company Disclosure Schedule.

“Closing Revenue Run-Rate” means the aggregate Revenue Run-Rate determined as of the Calculation Time of all Consenting Clients (with respect to the applicable Consent), it being understood and agreed that the determination of Closing Revenue Run-Rate (a) shall exclude any Non-Consenting Clients and their respective Adjusted Assets Under Management, (b) be reduced by the effect of all Client Economic Term Changes (solely in clause (i) of the definition thereof) with respect to Material Advisory Agreements and/or Small Advisory Agreements (whether or not approved by or required to be approved by Parent in accordance with Section 6.01(q) or Section 6.01(r), respectively), and (c) other than as provided in the definition of “Adjusted Assets Under Management” and the foregoing clauses (a) and (b), be calculated using the same methodology used to calculate the Base Date Revenue Run-Rate.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2019 that was filed with the SEC on December 20, 2019.

“Company Acquisition Proposal” means (other than the Transactions) any indication of interest, proposal or offer from any Person or Group, other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or its Subsidiaries (including securities of the Company’s Subsidiaries) equal to 15% or more of the consolidated assets of the Company, or to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of (1) 15% or more of the outstanding shares of Company Stock or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 15% or more of the consolidated assets of the Company or 15% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning (1) 15% or more of the outstanding shares of Company Stock or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, under which such Person or Group would acquire, directly or indirectly, (A) assets (including securities of the Company’s Subsidiaries) equal to 15% or more of the consolidated assets of the Company and its Subsidiaries, or to which

15% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, or (B) beneficial ownership of (1) 15% or more of the outstanding shares of Company Stock or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended July 31, 2020.

“Company Balance Sheet Date” means July 31, 2020.

“Company Broker-Dealer Subsidiary” means Eaton Vance Distributors, Inc.

“Company Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Company Personnel.

“Company Credit Agreement” means that certain Credit Agreement, dated December 11, 2018, by and among the Company, as borrower, Wells Fargo Bank, National Association as administrative agent, Eaton Vance Management, as guarantor, and the lenders thereto.

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent and the Merger Subs on the date of this Agreement.

“Company DSU Award” means each deferred stock unit award in respect of shares of Company Non-Voting Common Stock granted under any Company Stock Plan.

“Company Employee Plan” means any Employee Plan (i) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any Company Personnel, or (ii) for which the Company or any of its Subsidiaries has any direct or indirect liability by reason of being an ERISA Affiliate of the plan sponsor or any contributing employer.

“Company Equity Awards” means Company Stock Options, awards for Company Restricted Stock, Company DSU Awards, Company RSU Awards and Company Subsidiary Employee Equity Awards.

“Company ESPPs” means the 2013 Employee Stock Purchase Plan (Qualified ESPP), the 2013 Nonqualified Employee Stock Purchase Plan (Nonqualified ESPP), and the 2013 Incentive Compensation Nonqualified Employee Stock Purchase Plan, in each case, as amended from time to time.

“Company Financial Advisors” means Centerview and Houlihan, each as financial advisor to the Company.

“Company Material Adverse Effect” means any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no event, circumstance, development, change, occurrence or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect, or whether a Company Material Adverse Effect would reasonably be expected to occur: (i) any changes after the date hereof in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof in conditions generally affecting the industries in which the Company or any of its Subsidiaries materially engages, (iii) any reduction in the assets under management of the Company or any of its Subsidiaries (it being understood and agreed that this clause (iii) shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (iv) any decline, in and of itself, in the market price or trading volume of the Company Non-Voting Common Stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood and agreed that this clause (iv) shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (v) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that this clause (v) shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement (it being understood and agreed that this clause (vi) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement), (vii) any changes after the date hereof in any Applicable Law or GAAP (or authoritative interpretations thereof), (viii) any action or omission taken by the Company pursuant to the written request of Parent or the Merger Subs or (ix) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), except in the case of each of clauses (i), (ii), (vii) or (ix), to the extent that any such event, circumstance, development, change, occurrence or effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, change, occurrence or effect has on other companies operating in the industries in which the Company or any of its Subsidiaries materially engages; it being agreed, for purposes of this Agreement, that the COVID-19 pandemic has not, as of the date of this Agreement, had such a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole.

“Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, including any Contract to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, constituting: (i) any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(9) or 601(b)(10) of Regulation S-K under the Securities Act; (ii) any Contract relating to indebtedness for borrowed money in excess of $10,000,000 or any guarantee thereof, or any Contract required to be filed under Item 601(b)(4) of Regulation S-K under the Securities Act; (iii) any Contract that (A) restricts, or purports to restrict, the ability of the Company or any of its Subsidiaries (or, after the Closing, Parent or any of its Affiliates) to engage or compete in any activity or business or with any Person or in any geographical area or provide any type of good or service in a manner, (B) contains any material exclusivity or material “most favored nation” obligations, material rights of first refusal, material rights of first offer, material put or call rights or other similar provisions that are binding on the Company or any of its Subsidiaries (or, after the Effective Time, that would be, or would purport to be, binding on Parent or any of its Affiliates) or (C) otherwise limits or restricts, in any material respect, the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Affiliates) from hiring or soliciting any Person for employment (other than Contracts with clients or vendors entered into in the ordinary course of business); (iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing liability or obligation of the Company or any of its Subsidiaries); (v) any (A) Advisory Agreement relating to an individually managed account that is reasonably likely to provide annual payments in excess of $2,500,000 or (B) other Advisory Agreement that is reasonably likely to provide annual payments in excess of $15,000,000; (vi) a joint venture, partnership, limited liability company agreement or similar Contract with third parties; (vii) an agreement limiting or restricting, or purporting to limit or restrict, the ability of either of the Company or its Subsidiaries (or, after the Closing, Parent or any of its Affiliates) to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be; (viii) any Contract (or series of Contracts with a party or related parties), other than Advisory Agreements, that provides for payments by or to the Company or any of its Subsidiaries, or pursuant to which the Company or any Subsidiary is reasonably likely to receive or make payments, in excess of $20,000,000 annually; (ix) any Company Collective Bargaining Agreements; (x) any Contracts with any (A) executive officer or director of the Company or any of its Subsidiaries (other than employment arrangements), (B) record or, to the knowledge of the Company, beneficial owner of five percent (5%) or more of the voting securities of the Company or five percent (5%) or more of the Company Stock, or (C) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act) of any such executive officer, director or record or beneficial owner; (xi) any Contract providing a right of indemnification from the Company or any Subsidiary of the Company to any Person (including a director, officer or employee of the Company or any Subsidiary of the Company), other than any Contracts with customers or suppliers entered into in the ordinary course of business; and (xii) any Contract reasonably expected to result in payments made or received by the Company and its Subsidiaries in excess of $5,000,000 in any year that provides for any referral arrangement, commission sharing arrangement or co-marketing arrangement, including, any finder’s agreement for soliciting, distributing or promoting Investment Advisory Services or Brokerage Services by or to the Company or any of its Subsidiaries.

“Company Non-U.S. RIA Subsidiary” means each Subsidiary of the Company that is registered under Applicable Law of a country outside the United States of America to provide Investment Advisory Services in the country where it provides such services.

“Company Non-Voting Common Stock” means the Non-Voting Common Stock, par value $0.00390625, of the Company.

“Company Notes” means the Company’s 3.625% Notes due June 15, 2023 and 3.50% Notes due April 6, 2027.

“Company Personnel” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Company Restricted Stock” means shares of Company Non-Voting Common Stock, granted or issued under the Company Stock Plans, that is subject to vesting or other forfeiture conditions or repurchase by the Company.

“Company RIA Subsidiaries” means collectively the Company U.S. RIA Subsidiaries and the Company Non-U.S. RIA Subsidiaries.

“Company RSU Award” means each restricted stock unit award in respect of shares of Company Non-Voting Common Stock granted or issued under any Company Stock Plan, but shall not include a Company Subsidiary Employee Equity Award.

“Company Stock” means the Company Non-Voting Common Stock and the Company Voting Common Stock.

“Company Stock Exchange” means the New York Stock Exchange, Inc., or any successor thereto.

“Company Stock Plans” means, collectively, the Eaton Vance 2008 Omnibus Incentive Plan and the Eaton Vance 2013 Omnibus Incentive Plan, in each case, as amended from time to time.

“Company Subsidiary Employee Equity Award” means an outstanding equity award granted under a Company Subsidiary Employee Equity Plan.

“Company Subsidiary Employee Equity Plans” means, collectively, the 2018 Parametric Phantom Incentive Plan, the 2016 Parametric Phantom Incentive Plan, and the 2017 Atlanta Capital Phantom Incentive Plan, in each case, as amended from time to time.

“Company U.S. RIA Subsidiary” means each Subsidiary of the Company that is registered as an investment adviser under the Investment Advisers Act.

“Company Voting Common Stock” means the Common Stock, par value $0.00390625 per share, of the Company.

“Consent” means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.

“Consenting Client” means:

i.	each Public Fund in respect of which Public Fund Board Approval (which, for the avoidance of doubt, does not include solely an Interim Public Fund IAA Approval) and Public Fund Shareholder Approval (except, in the case of a Public Fund not sponsored by the Company or its Subsidiaries, if not required under a manager-of-managers exemptive orders granted under the Investment Company Act by the SEC with respect to such Public Fund) has been obtained in accordance with Section 6.05(c) and Applicable Law; and

ii.	each other Client whose Consent (and/or the Consent of the investors therein) to the assignment or deemed assignment of its Advisory Agreement as a result of the transactions contemplated hereby shall have been obtained or be deemed to have been obtained, as applicable, in accordance with Section 6.05 (including pursuant to a Negative Consent Notice or a Private Fund Negative Consent Notice to the extent contemplated in Section 6.05), in each case, so as to permit the applicable Company RIA Subsidiary in accordance with Applicable Law and the applicable Advisory Agreement to continue to provide Investment Advisory Services to such Client following the Closing Date;

provided that, anything to the contrary herein notwithstanding (A) in the case of clause (ii), (I) a Client that is a Private Fund shall not be deemed a Consenting Client unless it (and/or the investors therein, if applicable) has also provided or been deemed to have provided in accordance with Applicable Law and applicable Fund Documents any applicable Additional Private Fund Consent if and to the extent required by Section 6.05(b) and (II) a Client that receives Investment Advisory Services from a Company RIA Subsidiary through a wrap program, separately managed account (“SMA”) program or other managed account program (a “SMA Client”), in any such case, sponsored by a third party shall not be deemed a Consenting Client if such sponsor has not provided or been deemed to have provided in accordance with Section 6.05 (or has revoked in writing prior to the Calculation Time) (x) its Consent to the assignment or deemed assignment of the related Advisory Agreement with the Company or any Subsidiary of the Company if such Consent is required by such Advisory Agreement or Applicable Law or (y) any other Consent required by a Contract with such sponsor as a result of the Transactions; and (B) in the case of either clause (i) or (ii), no Client shall be deemed a Consenting Client if, prior to the Calculation Time, it has revoked in writing its Consent (or Additional Private Fund Consent, as applicable) or terminated in writing its Advisory Agreement.

The foregoing notwithstanding, in the case of either clause (i) or (ii) above: (w) a Client with a Material Advisory Agreement that is otherwise a Consenting Client shall not be, or be deemed to be, a Non-Consenting Client solely as a result of any Client Economic Term Change in respect of such Client that is (i) approved by Parent in accordance with Section 6.01(q) or (ii) for which Parent’s approval is not required under Section 6.01(q); (x) a Client with a Small Advisory Agreement that is otherwise a Consenting Client shall not be, or be deemed to be, a Non-Consenting Client solely as a result of any Client Economic Term Change in respect of such Client that is (i) approved by Parent in accordance with Section 6.01(r) or (ii) for which Parent’s approval is not required under Section 6.01(r); (y) a Client in respect of which a Client Economic Term Change has been effected in violation of Section 6.01(q) or Section 6.01(r) shall be deemed a Non-Consenting Client for all purposes hereunder; and (z) a Client shall be deemed a Non-Consenting Client for all purposes hereunder if its Advisory Agreement as of Closing (or as agreed by the Company or any of its Subsidiaries to be in effect upon or after the Closing) shall not be on the same terms and conditions as the terms and conditions under such Advisory Agreement in effect as of the date hereof, excluding for purposes of such comparison (i) Client Economic Term Changes effected in accordance with Section 6.01(q) or Section 6.01(r), (ii) changes to conform such Advisory Agreement to (a) the terms of the Company’s (or applicable Subsidiary’s) applicable standard form of advisory contract as of the date hereof, (b) Applicable Law or (c) industry best practices or (iii) immaterial changes (clauses (ii) and (iii), “Permitted Client Non-Economic Term Changes”).

“Contract” means, with respect to a Person, any written or oral contract, agreement, obligation, commitment, arrangement, understanding, instrument, lease, sublease or license to which such Person is a party or by which such Person is otherwise bound.

“control”, unless otherwise specified, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“COVID-19 Response” means any social distancing measure, office closure or safety measure adopted pursuant to the express requirements set forth under any Applicable Law promulgated by any Governmental Authority in the relevant jurisdiction, including the Centers for Disease Control and Prevention, in each case, in response to or in connection with the COVID-19 pandemic.

“CPO/CTA” means any entity registered with the CFTC and the NFA as a Commodity Pool Operator and/or Commodity Trading Advisor.

“CPO/CTA Subsidiary” means each Subsidiary of the Company that is registered as a CPO/CTA.

“DTCC” means the Depository Trust & Clearing Corporation.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits, excluding, in each case, any such arrangement required to be maintained, sponsored or contributed to by a Governmental Authority.

“Environmental Law” means any Applicable Law relating to (i) human health and safety, (ii) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances.

“Environmental Permits” means all Consents (including consents required by Contract) of Governmental Authorities required by Environmental Law and affecting, or relating to, the business of the Company or any of its Subsidiaries, or the business of Parent or any of its Subsidiaries, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would (at any relevant time) be treated as a single employer under Section 414 of the Code.

“ERISA Client” means each Client that is (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code, (iii) an employee benefit plan, plan, account or arrangement that is subject to any Similar Law, or (iv) any entity whose underlying assets are considered to include “plan assets” (as defined by the regulations of the Department of Labor, as amended by Section 3(42) of ERISA) of any such employee benefit plan, plan, account or arrangement, or a Person acting on behalf of such a Client.

“Fiduciary Shares” means any shares of Company Stock or Parent Common Stock owned by the Company, Parent, or any of their respective Subsidiaries, in each case, (i) in such Person’s fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account, (ii) as a result of debts previously contracted by such Person, (iii) in such Person’s capacity as an underwriter or market-maker or in connection with its proprietary trading or arbitrage activities or other similar activities in the ordinary course of business, (iv) in the context of ordinary course brokerage (including prime brokerage), asset management, private banking, wealth management, research or similar activities of such Person, or (v) in connection with such Person’s transactions that are undertaken by pension funds or employee benefit programs.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FINRA Application” means an application pursuant to FINRA Rule 1017 seeking FINRA’s approval of the change of ownership or control of a FINRA member Broker-Dealer.

“Fixed Exchange Ratio” means 1.1666.

“Fund” means any Public Fund, Private Fund or Non-U.S. Retail Fund; provided, however, that solely for purposes of Section 4.17 (other than Section 4.17(c)), the term “Fund” shall not include any entity as to which there is a Sub-advisory Relationship.

“Fund Documents” means with respect to a Fund, the then-current limited partnership agreement, limited liability company agreement, operating agreement, shareholders’ agreement, memorandum and articles of association, or similar governing document governing the operations of any entities that comprise such Fund, the then-current Advisory Agreements, managed account agreements, sponsorship and/or other agreements in respect of the management thereof, as amended from to time to time, as well as the then-current offering memorandum (if any) of such Fund.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, bureau, office, board, instrumentality, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, including FINRA or any other applicable Self-Regulatory Organization, and any individual, body or entity exercising or having the authority to exercise under the Applicable Laws thereof any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Taxing Authority, board of trade, federal revenue offices, securities exchanges commission, stock exchange, and any court, arbitrator or arbitration panel with proper authority and jurisdiction under such Applicable Laws.

“Group” means a “group” as defined in Section 13(d) of the Securities Exchange Act.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Applicable Law relating to the environment or natural resources or that is otherwise regulated, or for which liability may be imposed, by any Governmental Authority with jurisdiction over Environmental Laws.

“Houlihan” means Houlihan Lokey Capital, Inc.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names, certification marks, logos, trade dress, brand names, corporate names, Internet domain names and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (ii) patents and pending patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof; (iii) registered and unregistered copyrights (including those in Software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (iv) trade secrets and rights in confidential technology and information, know-how, inventions, improvements, processes, formulae, algorithms, models, methodologies, customer and supplier lists, pricing and cost information and business and marketing plans and proposals; (v) rights in Software; and (vi) other similar types of proprietary or intellectual property rights.

“Interim Public Fund IAA Approval” has the meaning set forth in the definition of “Public Fund Board Approval Item.”

“International Plan” means any Company Employee Plan or Parent Employee Plan that is not a U.S. Plan.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act or other Applicable Law.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means, with respect to any Person, any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned by or purported to be owned by such Person or any of its Subsidiaries, or licensed or leased, or purported to the licensed or leased, to such Person or any of its Subsidiaries (excluding any public networks).

“Key Employee” means an employee of the Company or any of its Subsidiaries with the title of Vice President or above.

“knowledge” of any Person that is not an individual means the knowledge, after reasonable inquiry, of (a) in the case of the Company, those officers of the Company set forth in Section 1.01 of the Company Disclosure Schedule and (b) in the case of Parent: Jonathan Pruzan, Eric Grossman, Raul Yanes and Sebastiano Visentini.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed or sublicensed to or purported to be licensed or sublicensed to the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, real property covenant, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“LLC Act” means the Maryland Limited Liability Company Act.

“Material Advisory Agreement” means any Advisory Agreement that represents annual revenue of at least $25,000,000 to the Company and/or any of its Subsidiaries for the 12-month period ended on the Base Date.

“Merger Consideration” means, with respect to any Company Share (other than any Excluded Share), the shares of Parent Common Stock to be issued, and cash payable, upon the conversion of such Company Share pursuant to Section 2.04(a) or Section 2.04(b)(ii) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.09, as applicable.

“MGCL” means the Maryland General Corporation Law.

“NFA” means the National Futures Association.

“NSCC” means the National Securities Clearing Corporation.

“Non-Consenting Client” means each Client other than a Consenting Client.

“Non-SMA Base RRR” has the meaning set forth in the definition of Consenting Client.

“Non-U.S. Retail Fund” means each vehicle for collective investment in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing (a) that is registered or authorized by a non-U.S. Governmental Authority in the jurisdiction in which it is established (including in the European Union undertakings for collective investment in transferable securities (“UCITs”)), and (b) for which the Company or one or more of its Subsidiaries, or one more Subsidiaries of Parent, acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser or in a similar capacity; provided, however, that solely for purposes of Section 4.17 (other than Section 4.17(c)), the term “Non-U.S. Retail Fund” shall not include any entity as to which there is a Sub-advisory Relationship.

“Order” means any order, writ, decree, judgment, award, decision, injunction, ruling, settlement, subpoena, verdict, consent decree, compliance order, civil or administrative order, or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means, with respect to any Person, any and all Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of the Parent Balance Sheet Date, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2020.

“Parent Balance Sheet Date” means June 30, 2020.

“Parent Closing Price” means the closing price of one (1) share of Parent Common Stock on the Parent Stock Exchange on the trading day preceding the Closing Date.

“Parent Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between Parent or any of its Subsidiaries and any labor organization or other authorized employee representative representing Parent Personnel.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Common Stock Reference Price” means the volume-weighted average closing price, rounded to four decimal places, of one (1) share of Parent Common Stock on the Parent Stock Exchange for the period of ten (10) consecutive trading days ending on the second full trading day preceding the Closing Date.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.

“Parent Employee Plan” means any Employee Plan (i) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its Subsidiaries for the current or future benefit of any Parent Personnel, or (ii) for which the Parent or any of its Subsidiaries has any direct or indirect liability by reason of being an ERISA Affiliate of the plan sponsor or any contributing employee.

“Parent Material Adverse Effect” means any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided that no event, circumstance, development, change, occurrence or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect, or whether a Parent Material Adverse Effect would reasonably be expected to occur: (i) any changes after the date hereof in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof in conditions generally affecting the industries in which the Parent or any of its Subsidiaries materially engages, (iii) any reduction in the assets under management of Parent or any of its Subsidiaries (it being understood and agreed that this clause (iii) shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (iv) any decline, in and of itself, in the market price or trading volume of Parent Common Stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries (it being understood and agreed that this clause (iv) shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (v) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that this clause (v) shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement (it being understood and agreed that this clause (vi) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement), (vii) any changes after the date hereof in any Applicable Law or GAAP (or authoritative interpretations thereof), (viii) any action or omission taken by Parent or the Merger Subs pursuant to the written request of the Company or (ix) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), except in the case of each of clauses (i), (ii), (vii) or (ix), to the extent that any such event, circumstance, development, change, occurrence or effect has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, change, occurrence or effect has on other companies operating in the industries in which the Parent or any of its Subsidiaries materially engages; it being agreed, for purposes of this Agreement, that the COVID-19 pandemic has not, as of the date of this Agreement, had such a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole.

“Parent Personnel” means any director, officer, employee or individual independent contractor of the Parent or any of its Subsidiaries.

“Parent Share Issuance” means the issuance of shares of Parent Common Stock in connection with the First Merger, as contemplated hereby.

“Parent Stock Exchange” means the New York Stock Exchange, Inc., or any successor thereto.

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP and set forth in the Company

Balance Sheet or Parent Balance Sheet, as applicable, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, in each case, arising in the ordinary course of business, in each case, with respect to which adequate reserves have been established in accordance with GAAP and set forth in the Company Balance Sheet or Parent Balance Sheet, as applicable, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business, (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not, in any case, materially detract from the value or the use of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease, (vi) non-exclusive licenses to Intellectual Property granted in the ordinary course of business or (vii) any Liens which are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries) or the notes thereto.

“Permitted Client Non-Economic Term Changes” shall have the meaning set forth in the definition of “Consenting Client”.

“Person” means any individual, corporation, partnership, limited liability company, association, bank, savings association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Private Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (i) that is not registered with the SEC as an investment company under the Investment Company Act, and (ii) for which the Company or one or more of its Subsidiaries, acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser, or in a similar capacity; provided, however, that solely for purposes of Section 4.17 (other than Section 4.17(c)), the term “Private Fund” shall not include any entity as to which there is a Sub-advisory Relationship.

“Private Fund Consent” means, for any Advisory Agreement with a Private Fund, a consent to the assignment or deemed assignment of the Advisory Agreement provided in accordance with Section 6.05(b) that is in full force and effect at the Closing.

“Proceeding” means any legal, administrative, arbitral or other proceeding (including disciplinary proceeding), claim, suit, action or governmental or regulatory audit, investigation or inquiry of any nature.

“Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is registered with the SEC as an investment company under the Investment Company Act (including any business development company regulated as such under the Investment Company Act), and (b) for which the Company or one or more of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser, or in a similar capacity; provided, however, that solely for purposes of Section 4.17 (other than Section 4.17(c)), the term “Public Fund” shall not include any entity as to which there is a Sub-advisory Relationship.

“Public Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Public Fund.

“Public Fund Board Approval Item” means, with respect to a Public Fund, the requisite approval by the applicable Public Fund Board in accordance with Section 15(a) and 15(c) of the Investment Company Act of a new Advisory Agreement, to be effective as of the Closing Date (“Public Fund IAA Approval”); provided that, the term “Public Fund IAA Approval” shall not include solely approval by a Public Fund Board of any interim Advisory Agreement approved in accordance with Rule 15a-4 under the Investment Company Act (although the Company may nonetheless in its own discretion, or upon the request of Parent (such request not to be unreasonably denied or delayed), seek the approval by the applicable Public Fund Board pursuant to such Rule 15a-4 of an interim Advisory Agreement for any Public Fund with respect to any period after Closing in connection with the transactions contemplated by this Agreement) (an “Interim Public Fund IAA Approval”).

“Public Fund IAA Approval” has the meaning set forth in the definition of “Public Fund Board Approval Item.”

“Public Fund SEC Documents” means the forms, statements, reports and documents required to be filed by any Public Fund with, or required to be furnished by any Public Fund to, the SEC pursuant to the Investment Company Act, the Securities Act, the Securities Exchange Act or other Applicable Law (including any exhibits or amendments thereto).

“Public Fund Shareholder Approval Item” means, with respect to a Public Fund, the requisite approval by the applicable Public Fund shareholders of the Public Fund IAA Approval.

“Revenue Run-Rate” means, as of any date, without duplication, the aggregate annualized investment advisory, investment management, subadvisory or other similar recurring fees for all accounts of all Clients (including the Funds) in question (but excluding performance-based, incentive, contingent or similar fees, distribution and servicing fees, securities lending fees, transaction revenues, 12b-1 or other distribution fees and fund administration fees) payable to the Company or any Subsidiary, determined by multiplying (a) in the case of the Base Date Revenue Run-Rate, the Base Date Assets Under Management, or (b) in the case of the Closing Revenue Run-Rate, the Adjusted Assets Under Management, in either case for each account of each such Client as of the applicable date by the applicable annual fee rate or fee schedule for each account of each such Client under the applicable Advisory Agreement as of the applicable date (or in the case of the Closing Revenue Run-Rate, such fee rate as the Company or any of its Subsidiaries has agreed with the applicable Client will be in effect following the Closing) (not including any carried interest or profits interests, and net of any sub-advisory fees paid by the Company or any Subsidiary to a Person other than the Company or a Subsidiary), less as a reduction to such applicable annual fee rates, advisory fee waivers then in effect with respect to each such Client. For the avoidance of doubt, Revenue Run-Rate shall not be calculated less or net of any expense reimbursements or Supplemental Payments.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Laws” means the Securities Act, the Securities Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky,” securities and investment advisory laws, all applicable foreign securities laws and, in each case, the rules of each applicable Self-Regulatory Organization relating to securities.

“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Securities Exchange Act, any “self-regulatory organization” as such term is defined in CFTC Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“Similar Law” means any federal, state or local law materially similar to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

“SMA Base RRR” shall have the definition set forth in the definition of “Consenting Client.”

“SMA” shall have the definition set forth in the definition of “Consenting Client.”

“SMA Client” shall have the definition set forth in the definition of “Consenting Client.”

“Software” means all (i) computer programs and other software including any and all software implementations of algorithms, models and, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, and (iii) updates, upgrades, modifications, improvements, enhancements, derivative works, new versions, new releases and corrections to or based on any of the foregoing.

“Sub-advisory Relationship” means any Contract pursuant to which the Company or any of its Subsidiaries provides sub-advisory services to any investment fund or other collective investment vehicle (including any general or limited partnership, trust, or limited liability company and whether or not dedicated to a single investor) or any account whose sponsor, principal adviser, general partner, managing member or manager is any Person who is not the Company or a Subsidiary of the Company.

“Subsidiary” means, when used with reference to a Person, (i) any other Person of which securities or other ownership interests having ordinary voting power or other right (by ownership of securities, Contract or otherwise) to elect a majority of the board of directors or other governing body or Persons performing similar functions, or more than 50% of the outstanding voting securities of which, are owned, directly or indirectly, by such first Person or (ii) any other Person with respect to which such first Person controls the management (by ownership of securities, Contract or otherwise). For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Supplemental Payments” means, as applicable, any “adviser pay,” “fee for services,” “revenue sharing” or supplemental payments paid or payable by the Company or any of its Subsidiaries to financial intermediaries or other third-parties for (1) the sale of investment management or advisory services, or the sale of shares or interests, to Clients or potential Clients, or investors or potential investors in any Fund, or (2) the ongoing administrative maintenance of relationships with Clients or investors in Funds (including the performance of services with respect to such Clients or investors) whether or not as revenue sharing, or for shareholder services, recordkeeping services or other services (other than fees paid directly from the accounts of such Clients or investors or initially paid by the Company or any of its Subsidiaries and reimbursed by such Clients or investors, but including, for the avoidance of doubt, any amounts deducted directly by or on behalf of a Client from the fee otherwise payable by such Client to the Company or any of its Subsidiaries). For the avoidance of doubt, Client Economic Term Changes described in clause (i) of the definition thereof do not constitute Supplemental Payments.

“Tax” means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or other additional amounts with respect to any of the foregoing (including penalties for failure to file or late filing of any tax return, report or other filing, and any interest in respect of such penalties, additions to tax or other additional amounts) imposed by any federal, state, local, non-U.S. or other Taxing Authority.

“Tax Return” means any report, return, document, statement, declaration or other information or filing filed or required to be filed with any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreement” means any existing agreement binding any Person that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, losses, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Third Party” means any Person or Group, other than the Company, Parent, any of their respective Affiliates or the Representatives of any such Persons acting in such capacity.

“Transactions” means the transactions contemplated by this Agreement (including the Mergers).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“UCITs” shall have the definition set forth in the definition of “Non-U.S. Retail Funds.”

“U.S. Plan” means any Company Employee Plan or Parent Employee Plan located primarily within the U.S.

“Voting Trust Receipts” has the meaning set forth in the Voting Trust Agreement.

“Voting Trustee” has the meaning set forth in the Voting Trust Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

(a)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Affirmative Consent Client	6.05(a)
Agreement	Preamble
Alternate Company Acquisition Agreement	6.03(i)
Anti-Money Laundering Laws	4.14(a)
Assumed RSU Awards	2.07(c)
Automatic Shelf Registration Statement	7.06
Available Cash Election Amount	2.04(a)(ii)
Bankruptcy and Equity Exceptions	4.02(a)
Base Date Certificate	8.12
BD Compliance Policies	4.18(e)
Cash Electing Company Share	2.04(a)(ii)
Cash Election	2.04(a)(ii)
Cash Election Amount	2.04(a)(ii)
Cash Fraction	2.04(a)(ii)
Certificate	2.06(a)
Client Economic Term Changes	6.01(q)
Closing	2.01

Term	Section
Closing Date	2.01
Collection Expenses	10.03(e)
Company	Preamble
Company Acquisition Proposal	10.03(a)
Company Adverse Recommendation Change	6.03(a)
Company Approval Time	6.03(b)
Company Board Recommendation	4.02(b)
Company Confidentiality Agreement	6.02(a)
Company Credit Agreement Payoff Amount	8.11(a)
Company Governmental Authorizations	4.03
Company Indemnified Parties	7.03(a)
Company Intervening Event	6.03(g)
Company Organizational Documents	4.01
Company Permits	4.13
Company Registered IP	4.24(a)
Company Regulatory Agreement	4.14(h)
Company SEC Documents	4.07(b)
Company Securities	4.05(a)
Company Share	2.04(a)
Company Stock Option	2.07(a)
Company Stockholder Approval	4.02(a)
Company Stockholder Approval Deadline	6.04
Company Subsidiary Securities	4.06(b)
Company Superior Proposal	6.03(f)
Company Superior Proposal Termination	6.03(b)
Company Termination Fee	10.03(a)
Continuation Period	7.04(a)
Continuing Personnel	7.04(a)
Disagreement Notice	8.12
Disputed Items	8.12
DTCC Notification	8.01(g)
Effective Time	2.02(a)
Election Deadline	2.05(c)
e-mail	11.01
End Date	10.01(b)(i)
Exchange Agent	2.06(a)
Exchange Fund	2.06(a)
Exchange Ratio	2.04(a)(iii)
Excluded Shares	2.04(a)
Exempt CTA/CPO Entities	4.19
First Articles of Merger	2.02(a)
First Merger	Recitals
Form of Election	2.05(b)
Hook Stock Shares	2.04(b)(ii)
Indenture	8.11(b)

Term	Section
Independent Expert	8.12
Information Statement/Prospectus	8.02
internal controls	4.07(g)
Lease	4.25
Mailing Date	2.05(b)
Mergers	Recitals
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Mixed Consideration	2.04(a)(i)
Mixed Consideration Electing Share	2.04(a)(i)
Mixed Election	2.04(a)(i)
Mixed Election Stock Exchange Ratio	2.04(a)(i)
Negative Consent Notice	6.05(a)
Non-Electing Company Share	2.05(b)
Other Regulatory Notifications	8.01(h)
Parent	Preamble
Parent Confidentiality Agreement	6.02(a)
Parent Director Preferred RSU Awards	5.05(a)
Parent Equity Awards	5.05(a)
Parent Governmental Authorizations	5.03
Parent Organizational Documents	5.01
Parent Permits	5.13
Parent Preferred Stock	5.05(a)
Parent Qualified Plan	7.04(e)
Parent Regulatory Agreement	5.14(g)
Parent PSU Awards	5.05(a)
Parent RSU Awards	5.05(a)
Parent SEC Documents	5.07(b)
Parent Securities	5.05(a)
Parent Stock Options	5.05(a)
Parent Subsidiary Securities	5.06(b)
Per Share Cash Amount	2.04(a)(i)
Per Share Cash Election Consideration	2.04(a)(ii)
Premium Cap	7.03(b)
principal executive officer	4.07(f)
principal financial officer	4.07(f)
Private Fund Negative Consent Notice	6.05(b)
Prospective Company RSU Awards	2.07(b)
Public Fund Board Approval	6.05(c)(i)
Public Fund Shareholder Approval	6.05(c)(i)
QPAM Exemption	4.14(e)
Registrable Securities	7.06
Registration Statement	8.02
Regulation S-K	4.11

Term	Section
Regulation S-X	6.01(m)
Release	8.02
Remedial Action	8.01(c)
Representatives	6.03(a)
Resale Registration Statement	7.06
Sanctions	4.14(b)
S-8 Registration Statement	2.07(h)
SDAT	2.02(a)
Second Articles of Merger	2.03(a)
Second Merger	Recitals
Second Merger Effective Time	2.03(a)
Small Advisory Agreement	2.03(a)
Solicitation Commencement Date	6.04
Special Dividend	6.08
Special Dividend Per Share Amount	6.08
Stock Electing Company Share	2.04(a)(iii)
Stock Election	2.04(a)(iii)
Surviving Company	2.02(b)
Surviving Corporation	2.02(b)
Transaction Litigation	8.06
Uncertificated Shares	2.06(a)
Voting Trust	Recitals
Voting Trust Agreement	Recitals
Willful Breach	10.02

Section 1.02.   Other Definitional and Interpretative Provisions. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof,” “hereby,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit, the Company Disclosure Schedule or the Parent Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term shall be deemed to include the singular, and references to any gender shall include all genders; (vii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (viii) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including by electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such

Applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references to “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively; (xiii) references to “dollars” and “$” means U.S. dollars; (xiv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) posted and made available to Parent prior to the date hereof by the Company on the Project View IntraLinks Data Site, (B) provided via electronic mail or in person prior to the date that is two days prior to the date hereof, or (C) filed with or furnished to the SEC and publicly available on the SEC’s EDGAR reporting system in unredacted form after January 1, 2019 and prior to the date hereof; (xv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and (xvi) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
Closing; Mergers

Section 2.01.   Closing. The closing of the Mergers (the “Closing”) shall take place in Boston at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, at 10:00 a.m., Eastern time, on the third (3rd) Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).

Section 2.02.   The First Merger. (a) At the Closing, the Company shall file articles of merger relating to the First Merger (the “First Articles of Merger”) as contemplated by the MGCL with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), in such form as required by, and executed in accordance with, the MGCL, and subject to, and taking into account, the provisions of Section 3.01 of this Agreement. The First Merger shall become effective at such time as the First Articles of Merger are accepted for record by the SDAT on the Closing Date, or at such other date and time (promptly but not to exceed 30 days from the date the First Articles of Merger are accepted for record by the SDAT) as Parent and the Company shall agree and specify in the First Articles of Merger. As used herein, the “Effective Time” shall mean the time at which the First Merger shall become effective. Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.

(b)    At the Effective Time, Merger Sub 1 shall be merged with and into the Company in accordance with the MGCL in the First Merger, whereupon the separate existence of Merger Sub 1 shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent and shall continue to be governed by the laws of the State of Maryland.

(c)    From and after the Effective Time, the effects of the First Merger shall be as provided in this Agreement, the First Articles of Merger, and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub 1 shall vest in the Surviving Corporation, and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub 1 shall become the claims, obligations, debts, liabilities and duties of the Surviving Corporation.

Section 2.03.    The Second Merger.

(a)    At the Closing and immediately following the First Merger, Merger Sub 2 shall file articles of merger relating to the Second Merger (the “Second Articles of Merger”) as contemplated by the MGCL and the LLC Act with the SDAT, in such form as required by, and executed in accordance with, the MGCL and the LLC Act, and subject to, and taking into account, the provisions of Section 3.02. The Second Merger shall become effective at such time as the Second Articles of Merger are accepted for record by the SDAT on the Closing Date, or at such other date and time (promptly but not to exceed 30 days from the date the Second Articles of Merger are accepted for record by the SDAT) as Parent and the Company shall agree and specify in the Second Articles of Merger. As used herein, the “Second Merger Effective Time” shall mean the time at which the Second Merger shall become effective. Unless otherwise agreed, the parties shall cause the Second Merger Effective Time to occur on the Closing Date.

(b)    At the Second Merger Effective Time, the Surviving Corporation shall be merged with and into Merger Sub 2 in accordance with the MGCL and the LLC Act in the Second Merger, whereupon the separate existence of the Surviving Corporation shall cease, and Merger Sub 2 shall be the surviving company (the “Surviving Company”) and a wholly owned direct subsidiary of Parent and shall continue to be governed by the laws of the State of Maryland.

(c)    From and after the Second Merger Effective Time, the effects of the Second Merger shall be as provided in this Agreement, the Second Articles of Merger, and the applicable provisions of the MGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all claims, obligations, debts, liabilities and duties of the Surviving Corporation and Merger Sub 2 shall become the claims, obligations, debts, liabilities and duties of the Surviving Company.

(d)    At the Second Merger Effective Time (i) each share of Surviving Corporation common stock outstanding immediately prior to the Second Merger Effective Time shall be cancelled, and no consideration shall be paid with respect thereto, and (ii) the limited liability company interests of Merger Sub 2 outstanding immediately prior to the Second Merger Effective Time shall remain outstanding and shall constitute the only outstanding limited liability company interests of the Surviving Company.

Section 2.04.     Conversion of Shares. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, the Company, the holders of any securities of the Company or any other Person:

(a)    each share of Company Stock outstanding immediately prior to the Effective Time (each a “Company Share”) (other than (x) Company Shares to be cancelled pursuant to Section 2.04(b)(i) (the “Excluded Shares”) and (y) the Hook Stock Shares) shall, subject to Section 2.05 and Section 2.10, be converted into the right to receive the following consideration:

(i)    each Company Share with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked or lost pursuant to Section 2.05 (each, a “Mixed Consideration Electing Share”) and each Non-Electing Company Share shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Consideration”) of (x) $28.25 in cash (the “Per Share Cash Amount”) and (y) 0.5833 shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Mixed Election Stock Exchange Ratio”);

(ii)   each Company Share with respect to which an election to receive only cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.05 (each, a “Cash Electing Company Share”) shall be converted (provided that the Available Cash Election Amount equals or exceeds the Cash Election Amount) into the right to receive in cash, without interest, an amount (rounded to two decimal places) (the “Per Share Cash Election Consideration”) equal to the sum of (i) the Per Share Cash Amount plus (ii) the product of the Mixed Election Stock Exchange Ratio multiplied by the Parent Common Stock Reference Price; provided, however, that if (x) the product of the number of Cash Electing Company Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (y) the difference between (I) the product of the Per Share Cash Amount and the total number of Company Shares (other than Excluded Shares and Hook Stock Shares) issued and outstanding immediately prior to the Effective Time minus (II) the product of the number of Mixed Consideration Electing Shares (including any Non-Electing Company Shares) and the Per Share Cash Amount (such difference being the “Available Cash Election Amount”), then each Cash Electing Company Share shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product (rounded to two decimal places) of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction; and

(iii)  each Company Share with respect to which an election to receive only stock consideration (a “Stock Election”) has been effectively made and not revoked or lost pursuant to Section 2.05 (each, a “Stock Electing Company Share”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into a number of shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Exchange Ratio”) equal to (i) the Mixed Election Stock Exchange Ratio plus (ii) the quotient (rounded to four decimal places) of the Per Share Cash Amount divided by the Parent Common Stock Reference Price; provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Electing Company Share shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount (rounded to two decimal places) of such excess divided by the number of Stock Electing Company Shares and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product (rounded to four decimal places) of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration;

(b)

(i)     each share of Company Stock held immediately prior to the Effective Time by Parent, Merger Sub 1 or Merger Sub 2 (other than any such shares that are Fiduciary Shares) shall be cancelled, and no consideration shall be paid with respect thereto; and

(ii)   each share of Company Stock held immediately prior to the Effective Time by any Subsidiary of the Company (any such shares, the “Hook Stock Shares”) shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Fixed Exchange Ratio.

(c)     each share of common stock of Merger Sub 1 outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

(d)     all outstanding shares of Company Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each share of Company Stock that was outstanding immediately prior to the Effective Time shall thereafter represent only the right to receive the applicable Merger Consideration, any dividends or other distributions pursuant to Section 2.06(f) and any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.09, in each case to be issued or paid in accordance with Section 2.06, without interest, as applicable; and

(e)      effective upon the delivery of the Written Consent, no dissenters’ or appraisal rights will be available with respect to the Mergers and the other Transactions, including any remedy under Section 3-201 et seq. of the MGCL.

Section 2.05.      Election Procedures. (a) Each Person who is a record holder of Company Shares other than Excluded Shares as of the Effective Time shall be entitled to specify the number of such holder’s Company Shares with respect to which such holder makes a Cash Election, a Stock Election or a Mixed Election in accordance with (and subject to) this Section 2.05.

(b)    Parent shall prepare and file as an exhibit to the Registration Statement a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. At least twenty (20) Business Days prior to the anticipated Effective Time (the “Mailing Date”), Parent shall instruct the Exchange Agent to mail the Form of Election with the Information Statement/Prospectus to all Persons who are record holders of Company Shares as of five (5) Business Days prior to the Mailing Date. The Form of Election shall be used by each record holder of Company Shares (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Cash Election, a Stock Election or a Mixed Election. In the event that a holder fails to make a Cash Election, a Stock Election or a Mixed Election with respect to any Company Shares held or beneficially owned by such holder by the Election Deadline, then such holder shall be deemed to have made a Mixed Election with respect to those Company Shares (each such Company Share, a “Non-Electing Company Share”). During the period from the mailing of the Form of Election and the Election Deadline, Parent shall use its reasonable best efforts to make the Form of Election available to all Persons who become at or prior to the Election Deadline (or who are expected to become at or prior to the Election Deadline) record holders of Company Shares.

(c)    Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office by 5:00 p.m., New York City time, on the date that is three (3) Business Days preceding the Closing Date (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by any additional documents required by the procedures set forth in the Form of Election. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any Company Shares, no further registration of transfers of such Company Shares shall be made on the stock transfer books of the Company, unless and until such Cash Election, Stock Election or Mixed Election is properly revoked.

(d)    Parent and the Company shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e)    Any Cash Election, Stock Election or Mixed Election may be revoked with respect to all or a portion of the Company Shares subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Cash Elections, Stock Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article 10. If a Cash Election or Stock Election is revoked, the Company Shares as to which such election previously applied shall be treated as Mixed Consideration Electing Shares in accordance with Section 2.04(a)(i) unless a new election is submitted by the holder within the period during which elections are permitted to be made pursuant to Section 2.05(d). The accounts of holders of Uncertificated Shares will not be credited at the Depository Trust Company, unless the holder so requests.

(f)     The determination of the Exchange Agent (or the reasonable determination of Parent, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections, Stock Elections and/or Mixed Elections shall have been properly made or revoked pursuant to this Section 2.05 and as to when Cash Elections, Stock Elections, Mixed Elections and/or revocations were received by the Exchange Agent. The Exchange Agent (or Parent, acting reasonably, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 2.04(c), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent (subject to the consent of the Company, which shall not be unreasonably withheld, delayed or conditioned), make any rules as are consistent with this Section 2.05 for the implementation of the Cash Elections, Stock Elections and Mixed Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections, Stock Elections and Mixed Elections.

(g)    Without limitation of Section 8.02, each of Parent and the Company shall solicit Cash Elections, Stock Elections and Mixed Elections under this Agreement in compliance with, and shall make any and all filings that are necessary or advisable under, all applicable rules and regulations of the SEC.

Section 2.06.     Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging (in each case, other than Excluded Shares and Hook Stock Shares) for the Merger Consideration, (i) certificates representing shares of Company Stock (each a “Certificate”) or (ii) uncertificated shares of Company Stock which immediately prior to the Effective Time were registered to a holder on the stock transfer books of the Company (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Section 2.06 through the Exchange Agent, (i) evidence of shares in book-entry form representing the shares of Parent Common Stock issuable pursuant to Section 2.04 and (ii) cash in immediately available funds in an amount sufficient for the payment of all cash amounts payable pursuant to Section 2.04. Parent agrees to make promptly available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions to which holders of Company Stock are entitled pursuant to Section 2.06(f) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.09. Promptly after the Effective Time and in any event within three (3) Business Days after the Closing Date, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock represented by a Certificate at the Effective Time a letter of transmittal and instructions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Uncertificated Shares) for use in such exchange. All evidence of shares of Parent Common Stock in book-entry form and cash deposited with the Exchange Agent pursuant to this Section 2.06 shall be referred to in this Agreement as the “Exchange Fund.” Parent shall cause the Exchange Agent to deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article 2 out of the Exchange Fund in accordance herewith. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the dividends or other distributions to which holders of Company Stock are entitled pursuant to Section 2.06(f) or cash in lieu of fractional interests to which holders of Company Stock are entitled pursuant to Section 2.09. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Exchange Fund.

(b)     Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in respect of each share of Company Stock represented by such Certificate or Uncertificated Share (A) the applicable Merger Consideration and (B) any cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect thereto as contemplated by Section 2.09 and Section 2.06(f), as applicable. The shares of Parent Common Stock constituting Merger Consideration shall, at Parent’s option, be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law.

(c)     If any portion of the Merger Consideration (or cash in lieu of any fractional shares of Parent Common Stock or any dividends and distributions with respect thereto contemplated by Section 2.09 or Section 2.06(f), as applicable) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(d)     From and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged for the applicable Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect to the Merger Consideration as contemplated by Section 2.09 and Section 2.06(f), as applicable) with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article 2.

(e)     Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Stock twelve (12) months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the applicable Merger Consideration in accordance with this Section 2.06 prior to such time shall thereafter look only to Parent for payment of such Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect thereto as contemplated by Section 2.09 and Section 2.06(f), as applicable), without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries (including, after the Closing, the Surviving Company and its Subsidiaries) shall not be liable to any holder of shares of Company Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Following the surrender of any Certificates or the transfer of any Uncertificated Shares as provided in this Section 2.06, and in any event within two (2) Business Days of such surrender or transfer, the Exchange Agent shall promptly pay, or cause to be paid, without interest, to the Person in whose name the shares of Parent Common Stock constituting the Merger Consideration have been registered, (i) in connection with the payment of the Merger Consideration, (x) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.09, as applicable, and (y) the aggregate amount of all dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date on or after the Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends or other distributions payable with respect to whole shares of Parent Common Stock constituting the Merger Consideration with a record date on or after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to shares of Parent Common Stock constituting the Merger Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.09, as applicable, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.06.

(g)   The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Stock in connection with the Mergers, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.07.     Company Equity Awards.

(a)     Company Stock Options. As of the Effective Time, each outstanding option to purchase shares of Company Non-Voting Common Stock under any Company Stock Plan that is outstanding and unexercised immediately prior to the Effective Time (each, a “Company Stock Option”) will be deemed to have vested in full as of such time and shall be cancelled and converted into the right to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise price of such Company Stock Option from the product of (i) the aggregate number of shares of Company Non-Voting Common Stock subject to such Company Stock Option and (ii) the Per Share Cash Election Consideration.

(b)    Company Restricted Stock and Company RSU Awards. Upon the Company Stockholder Approval, each share of Company Restricted Stock that is then outstanding and unvested shall vest in full, subject to withholding of applicable Taxes, and shall be treated in accordance with Section 2.04(a). Upon the Company Stockholder Approval, each Company RSU Award (other than a Prospective Company RSU Award) that is then outstanding and unvested shall vest and settle in full, subject to withholding of applicable Taxes, and shall be treated in accordance with Section 2.04(a).

(c)    Prospective Company Equity Award Grants. For each Company Equity Award that would have been granted following the date of the Company Stockholder Approval but prior to the Effective Time to the extent permitted by Section 6.01(l) of the Company Disclosure Schedule in the ordinary course of business, any such Company Equity Award that would have otherwise been granted in the form of Company Restricted Stock or a Company Stock Option will instead be granted in the form of a Company RSU Award of substantially equivalent grant date fair value (a “Prospective Company RSU Award”). Each Prospective Company RSU Award that is then outstanding (after giving effect to the payment of the Special Dividend) as of immediately prior to the Effective Time shall, by virtue of the Mergers and without further action on the part of the Company, Parent or the holder thereof, be assumed by Parent and become, as of the Effective Time, an award (an “Assumed RSU Award”) with respect to shares of Parent Common Stock, on the same terms and conditions (including applicable vesting and expiration provisions and the obligation of Parent to settle such Assumed RSU Award in Parent Common Stock) as applied to each Prospective Company RSU Award immediately prior to the Effective Time, except that the number of shares of Parent Common Stock subject to such Assumed RSU Award shall equal the product (rounded down to the nearest whole share) of (x) the number of shares underlying such Prospective Company RSU Award immediately prior to the Effective Time as increased by accrued dividend equivalent payments, multiplied by (y) the Exchange Ratio.

(d)    Company Subsidiary Employee Equity Awards. The Company shall vest and settle Company Subsidiary Employee Equity Awards in accordance with the terms of the applicable Company Subsidiary Employee Equity Plan as of the date hereof no later than immediately prior to the Effective Time.

(e)    Atlanta Capital, L.P. Long-Term Incentive Plan. Prior to the Effective Time, the Company will use reasonable best efforts to obtain the consent of each Company Employee that holds an outstanding equity interest granted under the Atlanta Capital, L.P. Long-Term Incentive Plan to vest and settle each such equity interest in full as of or prior to the Effective Time on terms to be approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Parent shall cause the Surviving Company to pay, no later than five (5) Business Days following the Effective Time, the amounts owing in respect of such settlement, without interest, to the extent such amounts have not been paid prior to the Effective Time.

(f)     Company DSU Awards. As of immediately prior to the Effective Time, each Company DSU Award that is then outstanding shall be deemed to have vested in full as of such time and shall be cancelled and converted into the right to receive a cash amount equal to the Per Share Cash Election Consideration (as increased by accumulated dividend amounts, including the Special Dividend).

(g)    Delivery of Company Equity Award Consideration; Section 409A. Parent shall cause the Surviving Company to pay through the payroll system of the Surviving Company (to the extent applicable) to each holder of a Company Equity Award outstanding immediately prior to the Effective Time (other than a Prospective Company RSU Award) the applicable payment contemplated by this Section 2.7, less any required withholding Taxes and without interest, no later than the first payroll date of the Surviving Company following the Effective Time. Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted that will not trigger a Tax or penalty under Section 409A of the Code.

(h)    S-8 Registration Statement. From and after the Closing, Parent will reserve for issuance the number of shares of Parent Common Stock that will become subject to the Assumed RSU Awards and, effective as of the Closing, will cause the offering and sale of shares of Parent Common Stock issuable upon settlement thereof to be permitted by a Registration Statement on Form S-8 or other appropriate form (the “S-8 Registration Statement”) and will use reasonable best efforts to maintain the effectiveness of the S-8 Registration Statement thereafter for so long as any of such Assumed RSU Awards remains outstanding.

(i)     Board Actions. Prior to the Effective Time, the Board of Directors of the Company (and/or an authorized committee thereof) and the Board of Directors of Parent (and/or an authorized committee thereof) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.07.

(j)     Non-U.S. Company Equity Awards. The Company and Parent may mutually agree in writing to treat Company Equity Awards subject to non-U.S. Law in another manner to take into account applicable non-U.S. law or Tax or employment considerations; provided that the Company and Parent shall use commercially reasonable efforts to ensure such treatment corresponds as closely as permitted by applicable Law to treatment of Company Equity Awards that are subject to U.S. Law.

Section 2.08.     Adjustments. Without limiting or affecting any of the provisions of Section 6.01 or Section 7.01 (or any corresponding sections of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable), if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), exchange or readjustment of shares, subdivision or other similar transaction or event, or any stock dividend thereon with a record date during such period (but, for the avoidance of doubt, excluding any change that results from (i) the exercise or settlement of compensatory equity awards of Parent or the Company or (ii) the grant of equity-based compensation by Parent or the Company), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration, the Special Dividend Per Share Amount or any such other amounts payable pursuant to this Agreement, as applicable.

Section 2.09.     Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in the Mergers. All fractional shares of Parent Common Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Mergers shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the fraction of the applicable share of Parent Common Stock to which such holder would otherwise have been entitled by the Parent Closing Price.

Section 2.10.     Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Parent, the Surviving Corporation and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or non-U.S. Tax law; provided, however, that Parent shall use its reasonable best efforts to provide the Company with written notice prior to any such withholding (other than in the case of any “backup withholding” pursuant to Section 3406 of the Code and the corresponding Treasury Regulations) and will reasonably cooperate with the Company’s efforts to reduce or eliminate such withholding. If the Exchange Agent, Parent, the Surviving Corporation or the Surviving Company, as the case may be, so deducts and withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, the Surviving Corporation or the Surviving Company, as the case may be, made such deduction and withholding. The Exchange Agent, Parent, the Surviving Corporation or the Surviving Company, as applicable, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under Applicable Law.

Section 2.11.    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a customary bond issued for a lost, stolen or destroyed Certificate, in such amount as the Surviving Company may direct, as indemnity against any claim that may be made against the Surviving Company with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.12.     Further Assurances. From and after the Second Merger Effective Time, the officers and directors of the Surviving Company shall execute and deliver, in the name and on behalf of the Surviving Corporation, the Company and any of its Subsidiaries or the Merger Subs, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, the Company and any of its Subsidiaries or the Merger Subs, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company or the Surviving Corporation acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Mergers.

Section 2.13.     Tax Treatment. Each of the parties intends that for U.S. federal income tax purposes, the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g).

ARTICLE 3
Organizational Documents; Directors and Officers

Section 3.01.     Charter and Bylaws of the Surviving Corporation. At the Effective Time and by virtue of the First Merger, the charter of the Company shall be amended so that it reads in its entirety as set forth on Exhibit A hereto. From and after the Effective Time, the charter of the Company as so amended shall be the charter of the Surviving Corporation until thereafter amended in accordance with its terms as provided therein and by Applicable Law. The bylaws of Merger Sub 1, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with its terms as provided therein and by Applicable Law, except that the name of the corporation reflected therein shall be “Eaton Vance Corp.”

Section 3.02.     The Articles of Organization and Limited Liability Company Agreement of the Surviving Company. At the Second Merger Effective Time and by virtue of the Second Merger, the articles of organization and limited liability company agreement of Merger Sub 2 in effect immediately prior to the Second Merger Effective Time shall be the articles of organization and limited liability company agreement of the Surviving Company from and after the Second Merger Effective Time until thereafter amended as provided therein or by Applicable Law.

Section 3.03.     Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub 1 immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 3.04.     Managers and Officers of the Surviving Company. Parent shall take all actions necessary so that from and after the Second Merger Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the managers of Merger Sub 2 immediately prior to the Second Merger Effective Time shall be the managers of the Surviving Company and (ii) the officers of Merger Sub 2 immediately prior to the Second Merger Effective Time shall be the officers of the Surviving Company.

ARTICLE 4
Representations and Warranties of the Company

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 4.01, Section 4.02, Section 4.05, Section 4.06(b), Section 4.27, Section 4.28, Section 4.29 and Section 4.30, as disclosed in any publicly available Company SEC Document filed after January 1, 2019 and prior to the date hereof or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent, Merger Sub 1 and Merger Sub 2 as of the date hereof and as of the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date) that:

Section 4.01.     Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Company has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the Voting Trust Agreement and the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”). The Company is not in breach in any material respect of any of the provisions of any such Company Organizational Documents.

Section 4.02.     Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions are within the corporate powers of the Company and, subject to receipt of the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The approval of the Transactions on the terms and conditions of this Agreement by the Voting Trust, as the sole holder of Company Voting Common Stock, as authorized by the approval of a majority of the Voting Trustees and the holders of a majority of the outstanding Voting Trust Receipts (the “Company Stockholder Approval”) is the only approval by the Company’s stockholders necessary in connection with the consummation of the Mergers under Applicable Law (including the MGCL) and the Company Organizational Documents. The Company Stockholder Approval shall be duly and validly obtained in accordance with Applicable Law (including the MGCL) and the Company Organizational Documents upon the execution and delivery of the Written Consent pursuant to the terms of this Agreement, and, when delivered, the Written Consent shall constitute the irrevocable Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”)).

(b)    At a meeting duly called and held, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the Transactions are in the best interests of the Company’s stockholders, (ii) approved and declared advisable the Mergers and the other Transactions on the terms and conditions of this Agreement, (iii) directed that the approval of the Mergers and the other Transactions on the terms and conditions of this Agreement be submitted to the Voting Trustees, the holders of the Voting Trust Receipts, and the Voting Trust, the sole holder of Company Voting Common Stock, for consideration, and (iv) recommended the approval of the Mergers and the other Transactions on the terms and conditions of this Agreement by the Voting Trustees (in their capacities as such), the holders of the Voting Trust Receipts (in their capacities as such) and the Voting Trust (such recommendation, the “Company Board Recommendation”). Except as permitted by Section 6.03, the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03.     Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, do not require the Company or any of its Subsidiaries to seek, obtain or make (as applicable) any action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of the First Articles of Merger with the SDAT in accordance with the MGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) as required for the Company and its Subsidiaries to comply with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) as required for the Company and its Subsidiaries to comply with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities laws or the rules of the Company Stock Exchange, (iv) the filing of a FINRA Application relating to the Transactions by the Company Broker-Dealer Subsidiary and FINRA’s approval thereof, (v) the submission of the DTCC Notification, (vi) the submission of the Other Regulatory Notifications and (vii) the actions, Consents and Filings set forth in Section 4.03 of the Company Disclosure Schedule (clauses (i) – (vii), collectively “Company Governmental Authorizations”).

Section 4.04.     Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (ii) assuming the receipt or making (as applicable) of the Company Governmental Authorizations and the Parent Governmental Authorizations and the receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming the receipt or making (as applicable) of the Company Governmental Authorizations and the Parent Governmental Authorizations and the receipt of the Company Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, give rise to a payment obligation or other liability under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding upon the Company or any of its Subsidiaries, any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the Company or any of its Subsidiaries or any of its or their respective assets or businesses or any Company Permit or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.     Capitalization. (a) The authorized capital stock of the Company consists of (i) 190,720,000 shares of Company Non-Voting Common Stock and (ii) 1,280,000 shares of Company Voting Common Stock.  As of October 2, 2020, there were outstanding (i) 114,622,332 shares of Company Non-Voting Common Stock (5,317,059 of which are shares of Company Restricted Stock and none of which is owned by the Company or any of its Subsidiaries (other than any Fiduciary Shares)), (ii) 464,716 shares of Company Voting Common Stock, (iii) Company Stock Options to purchase an aggregate of 18,402,666 shares of Company Non-Voting Common Stock (of which options to purchase an aggregate of 9,520,301 shares of Company Non-Voting Common Stock were exercisable and 1,456,877 were incentive stock options),  (iv) 57,126 Company DSU Awards covering 57,126 shares of Company Non-Voting Common Stock were outstanding, (v) 15,564 Company RSU Awards covering 15,564 shares of Company Non-Voting Common Stock; (vi) 61,190 Company Subsidiary Employee Equity Awards covering 56,568.68 shares of Company Non-Voting Common Stock (measured based on the “Fair Market Value” or “Fair Value”, as applicable (as defined in the applicable Company Subsidiary Employee Equity Plans) of a Company Subsidiary Employee Equity Award as of the most recent “Valuation Date” (as defined in the Company Subsidiary Employee Equity Plans) or interim Valuation Date, as applicable, and the closing price of Company Non-Voting Common Stock on October 2, 2020) were outstanding, (vii) 6,288,145 additional shares of Company Non-Voting Common Stock were reserved for issuance pursuant to the grant of future awards under the Company Stock Plans, and (viii) 177,021 shares of Company Non-Voting Common Stock were reserved for issuance pursuant to the Company ESPPs. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.  Except as set forth in this Section 4.05(a) and for changes since October 2, 2020 resulting from (A) the exercise of Company Stock Options outstanding on such date or issued after such date, (B) the vesting of any Company Restricted Stock and (C) the issuance of Company Equity Awards, in each case of clauses (A) through (C), as and to the extent permitted by Section 6.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for, or whose value otherwise tracks or is derived from, shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, profits interests, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). All issued and outstanding shares of Company Voting Common Stock are deposited in the Voting Trust. There are no outstanding Company Securities convertible into, exchangeable for or that otherwise provide for the right to acquire any shares of Company Voting Common Stock.

(b)     All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05(b) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Company Equity Awards as of October 2, 2020, including with respect to each such equity award, the holder, date of grant, the vesting schedule, whether the award provides for accelerated vesting upon the consummation of the transactions contemplated by this Agreement, whether the award is in respect of a former Company Personnel and the date on which such former Company Personnel terminated their service with the Company, whether subject to performance conditions, number of shares of Company Non-Voting Common Stock subject to such award (assuming maximum performance levels were achieved, if applicable), the amount of any accrued but unpaid dividend equivalent rights relating to such award and, for Company Stock Options, the applicable exercise price, expiration date and whether it is an incentive stock option and, for Company Restricted Stock, whether the holder thereof has taken a valid Section 83(b) election with respect to such Company Restricted Stock. Five (5) Business Days prior to the Closing Date, the Company shall provide Parent with an updated version of the true and complete list referenced in the foregoing sentence, updated as of such date. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. All Company Equity Awards were granted pursuant to the Company Stock Plans or Company Subsidiary Employee Equity Plans, as applicable, and have been granted in compliance with all applicable securities laws or exemptions therefrom and all requirements set forth in the applicable plan and other applicable contracts. Each Company Stock Option has an exercise price that is no less than the fair market value of the shares underlying the Company Stock Option on the grant date and does not constitute "nonqualified deferred compensation" for purposes of Section 409A.

(c)     Except for the Voting Trust Agreement, there are no shareholders agreements, voting trusts, registration rights agreements or other similar Contracts to which the Company or any Subsidiary of the Company is a party with respect to any Company Securities.

Section 4.06.     Subsidiaries. (a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Section 4.06(a) of the Company Disclosure Schedule sets forth a true and complete list of each Significant Subsidiary (as defined in Rule 1-02(a) of Regulation S-X) of the Company as of the date of this Agreement, and its jurisdiction of incorporation or organization.

(b)     All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests) (other than restrictions arising under applicable Securities Laws). Other than as set forth on Section 4.06(b) of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”), other than Company Subsidiary Securities directly or indirectly owned by the Company or any of its wholly owned Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, or to make any material investment in any other Person.

(c)     Except for the capital stock or other voting securities of, or other ownership interests in, Subsidiaries of the Company and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person (other than capital stock or other voting securities of, or other ownership interests in, any Person owned by the Company or any Subsidiary of the Company in a fiduciary, representative or other capacity on behalf of other

Persons, whether or not held in a separate account). Neither the Company nor any of its Subsidiaries is bound by any commitment or obligation to acquire by any means, directly or indirectly, any capital stock or securities of any Person, or to make any investment in, or contribution, loan or advance to, any Person.

Section 4.07.    Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act. (a) The Company and each of its Subsidiaries have timely filed with or furnished all Filings, together with any amendments, required to be made with respect thereto, that they were required to file or furnish (as applicable) since January 1, 2018 with any Governmental Authority, have paid all fees and assessments due and payable in connection therewith, and all such Filings have complied in all material respects with the rules and regulations of such Governmental Authority as in effect at the time of filing, except for the failure to file or furnish any such Filing, make any such payment or the failure to comply with such rules and regulations that in each case has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    As of its filing date (and as of the date of any amendment), each Filing filed with or furnished to the SEC by the Company since January 1, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and as amended from time to time, the “Company SEC Documents”) and filed prior to the date of this Agreement has complied, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Information Statement/Prospectus, that the representation and warranty set forth in Section 5.09 is true and correct) will comply, in all material respects with the applicable requirements of the Company Stock Exchange, the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c)    As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed prior to the date of this Agreement did not, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Information Statement/Prospectus, that the representation and warranty set forth in Section 5.09 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)    Each Company SEC Document that is a registration statement, as amended or supplemented, as applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(e)    The Company is, and since January 1, 2018 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Company Stock Exchange.

(f)     The Company and its Subsidiaries have established and maintained since January 1, 2018, and continue and maintain, disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Securities Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(g)    The Company and its Subsidiaries have established and maintained since January 1, 2018, and continue and maintain, a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Securities Exchange Act) (“internal controls”). Such internal controls are designed and sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of such disclosure provided to the Company’s auditors and the audit committee of the Board of Directors of the Company since October 31, 2019 through the date of this Agreement.

(h)    Since January 1, 2018, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the Company Stock Exchange, and the statements contained in any such certifications are true and complete.

Section 4.08.     Financial Statements and Financial Matters.

(a)     The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(b)     From January 1, 2018 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.09.     Disclosure Documents. The information relating to the Company and its Subsidiaries that is, or is to be, provided by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Information Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto is filed with the SEC, at the time it becomes effective under the Securities Act, and (ii) in the case of the Information Statement/Prospectus, at the time the Information Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company, contain any untrue statement of a material fact required to be stated therein or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.10.    Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) except for any COVID-19 Responses, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11.     No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date (it being understood that in no event shall any tortious conduct, litigation, infringement, violation of Applicable Law or breach of Contract be in the ordinary course of business), and (iii) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.

Section 4.12.     Litigation. There is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of the Company or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions. There is no Order outstanding or threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay any of the Transactions.

Section 4.13.     Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Company Permits”). The Company and each of its Subsidiaries are and since January 1, 2018, have been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of the Company, threatened in writing that seeks, or, to the knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14.     Compliance with Applicable Laws. (a) Each of the Company and its Subsidiaries (i) except as would not be material to the Company and its Subsidiaries, taken as a whole, are, and have been since January 1, 2018, in compliance in all material respects with and not in default or violation of Applicable Laws, (ii) are, and have been since January 1, 2018, conducting operations at all times in compliance with applicable money laundering laws administered or enforced by any Governmental Authority in jurisdictions where the Company and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”) and (iii) have established and maintained, since January 1, 2018, a system of internal controls designed to provide compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, except where, in the case of clause (ii) or (iii), the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     Since January 1, 2018, neither the Company nor any of its Subsidiaries has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations, the European Union, Her Majesty’s Treasury of the United Kingdom, or any other Governmental Authority in applicable jurisdictions (“Sanctions”).

(c)    The Company and its Subsidiaries (i) are, and since January 1, 2018 have been, in material compliance with all applicable Sanctions and export controls laws, (ii) have instituted, maintain and enforce policies and procedures designed to ensure material compliance with all applicable Sanctions and export controls laws. Since January 1, 2018, the Company and its Subsidiaries have not been penalized for or threatened to be charged with, or given notice of any violation of, or, to the knowledge of the Company, been under investigation with respect to, any Sanctions or export controls laws, and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to Sanctions or export controls laws is pending, except where such proceedings or investigations have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to the Company and its Subsidiaries, taken as a whole.

(e)    Neither the Company nor any of its Subsidiaries is precluded from acting as a fiduciary by operation of Section 411 of ERISA. The accounts of each ERISA Client have been managed by the Company or its Subsidiaries in compliance with all applicable requirements under ERISA, Section 4975 of the Code and any Similar Law, except in each case for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened audit or investigation by the IRS, the Department of Labor or any other Governmental Authority with respect to the Company’s provision of services to any ERISA Clients, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or violated any Similar Law with respect to any ERISA Client that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its affiliates (as defined in Section VI(d) of Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor (the “QPAM Exemption”)) fails to satisfy the conditions set forth in Part I(g) of the QPAM Exemption. Any revenue-sharing arrangements entered into by the Company or any of its Subsidiaries with respect to assets managed for any ERISA Clients are in compliance with Applicable Law, except in each case for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)     Except for normal examinations conducted by a Governmental Authority in the ordinary course of business of the Company and its Subsidiaries, no

Governmental Authority has initiated or has pending any proceeding or, to the knowledge of the Company, formal investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigations have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(g)    There (i) is no unresolved violation or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) have been no inquiries by any Governmental Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2018, in each case, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)    Except as has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor have the Company nor any of its Subsidiaries been advised by any Governmental Authority since January 1, 2018 or have knowledge that such agency is considering issuing, ordering or requesting any Company Regulatory Agreement.

(i)     None of the Company or any of its Subsidiaries is, or since January 1, 2018, has been, (i) a bank, trust company, introducing broker, futures commission merchant, swap dealer, security-based swap dealer, municipal advisor, real estate broker, insurance company or insurance broker within the meaning of any Applicable Law, (ii) required to be registered, licensed or qualified as a bank, introducing broker, futures commission merchant, swap dealer, security-based swap dealer, municipal advisor, real estate broker, insurance company or insurance broker under any Applicable Law, or (iii) subject to any liability material to the Company and its Subsidiaries, taken as a whole, by reason of any failure to be so registered, licensed or qualified. Since January 1, 2018, none of the Company or any of its Subsidiaries has received written notice of, and there is no pending, or threatened in writing, proceeding concerning any failure to obtain any bank, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker registration, license or qualification, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j)    Eaton Vance Trust Company is, and since January 1, 2018 has been, in compliance with any minimum capital requirements established by the State of Maine.

Section 4.15.     RIA Compliance Matters. (a) Schedule 4.15(a) of the Company Disclosure Schedule lists the name of each Company RIA Subsidiary and each jurisdiction in which it is, or since January 1, 2018 has been, registered to provide Investment Advisory Services, in each case as of the date hereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company RIA Subsidiary is and has been, at all times required by Applicable Law since January 1, 2018, duly registered as an investment adviser under Applicable Law (if required to be so registered under Applicable Law) or exempt therefrom. Except for the Company RIA Subsidiaries, neither the Company nor any of its Subsidiaries provides Investment Advisory Services in any jurisdiction or is required to be registered to provide Investment Advisory Services under Applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     Since January 1, 2018, each Form ADV or amendment to Form ADV of each Company U.S. RIA Subsidiary of the Company, as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)     Each Company RIA Subsidiary has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act or other Applicable Law. Each Company RIA Subsidiary has established in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2018, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written supervisory procedures and a supervisory control system, (v) written policies and procedures designed to protect non-public personal information about customers, clients and other Third Parties, (vi) written recordkeeping policies and procedures and (vii) other policies required to be maintained by such Company RIA Subsidiary under Applicable Law, including (to the extent applicable) Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except, in each case under clauses (i)-(vii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)     With respect to each Company U.S. RIA Subsidiary, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) none of such Company U.S. RIA Subsidiary, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of the Company, any of such Company U.S. RIA Subsidiary’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B)

subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such Company U.S. RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any Proceeding pending or, to the knowledge of the Company, threatened in writing by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such Company U.S. RIA Subsidiary, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification. None of the Company, any of its Subsidiaries, any officer, director or employee thereof or, to the knowledge of the Company, any other “affiliated person” (as defined in the Investment Company Act) thereof is subject to ineligibility pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a Public Fund, nor is there any Proceeding pending or, to the knowledge of the Company, threatened in writing, by any Governmental Authority, which would provide a basis for such ineligibility which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each employee of the Company or any of its Subsidiaries who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect.

(e)     Each Company RIA Subsidiary is, and since January 1, 2018, has been, in compliance with (A) the applicable provisions of the Investment Advisers Act and/or (B) all other Applicable Laws of the jurisdictions in which such Company RIA Subsidiary acts as an investment adviser, except in each case under the foregoing clauses (A) and (B) for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)      As of the date hereof, no Company RIA Subsidiary is currently subject to, or has received written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority.

(g)     No Company RIA Subsidiary is prohibited from charging fees to any Person pursuant to “pay-to-play” rule or requirement applicable to such Company RIA Subsidiary (including, with respect to each Company U.S. RIA Subsidiary, Rule 206(4)-5 under the Investment Advisers Act), except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16.    Client Agreements. (a) Each Advisory Agreement includes all provisions required by and complies in all respects with the Investment Advisers Act, the Investment Company Act (to the extent applicable) and other Applicable Law, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     Except as has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect, each Client’s account is being managed, and has since January 1, 2018 (or inception of the relationship, if later) been managed, by the applicable Company RIA Subsidiary in compliance with (i) Applicable Law, (ii) the Client’s Advisory Agreement, and (iii) the Client’s written investment objectives, policies and restrictions agreed to by such Company RIA Subsidiary.

(c)     No Company RIA Subsidiary provides Investment Advisory Services to any Person other than the Clients. Each Company RIA Subsidiary provides Investment Advisory Services to Clients solely pursuant to written Advisory Agreements.

(d)     Section 4.16(d) of the Company Disclosure Schedule sets forth, as of the Base Date, (i) with respect to the Non-SMA Base RRR, the Base Date Assets Under Management and the Company’s good faith and best estimate of the aggregate amount of Base Date Revenue Run-Rate, and (ii) with respect to the SMA Base RRR, the Company’s good faith and best estimate of the aggregate amount of Base Date Assets Under Management and the aggregate amount of Base Date Revenue Run-Rate, in each case for all Clients. The Base Date Certificate is complete and accurate.

Section 4.17.      Funds. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)     Each Public Fund is duly registered with the SEC as an investment company under the Investment Company Act and has, since January 1, 2018 (or its inception, if later), filed all Public Fund SEC Documents in compliance with the Securities Act, the Investment Company Act, the Exchange Act and other Applicable Law. Since January 1, 2018 (or its inception, if later), each Public Fund’s (A) summary prospectuses, prospectus and statement of additional information (including supplements thereto) forming the part of any registration statement filed with the SEC under the Securities Act and/or the Investment Company Act, (B) annual and semi-annual shareholder reports filed with the SEC pursuant to Section 30 of the Investment Company Act and (C) supplemental advertising and marketing materials prepared by or on behalf of the Company or an Affiliate of the Company did not at the time they were filed (if required to be filed), and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Each Advisory Agreement with a Public Fund has been duly approved, continued and at all times since January 1, 2018 (or its effective date, if later) has been in compliance in all material respects with Section 15(a) and Section 15(c) of the Investment Company Act. Since January 1, 2018 (or the inception of such Fund if later), no more than 25% of the members of the board of directors or trustees of any Public Fund have been “interested persons” (as defined in the Investment Company Act) of the Company, any Subsidiary or any other investment adviser for such Public Fund. No Private Fund is required to register as an investment company under the Investment Company Act. Notwithstanding the foregoing, any such representation or warranty with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Company or any of its Subsidiaries is made to the knowledge of the Company.

(b)     Each Fund that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law. Since January 1, 2018 (or the inception of such Fund if later), the shares, units or interests, as applicable, of each Fund have been issued and sold in compliance with Applicable Law including, with respect to any Fund offered or sold outside the United States, the registration and licensing requirements of any applicable non-U.S. jurisdiction. Notwithstanding the foregoing, any such representation or warranty with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Company or any of its Subsidiaries is made to the knowledge of the Company.

(c)    Each Fund currently is, and has since January 1, 2018 (or its inception, if later), been operated in compliance with (i) Applicable Law, (ii) its governing documents, registration statements, prospectuses, offering documents and agreements, and (iii) its written investment objectives, policies and restrictions. Notwithstanding the foregoing, any such representation or warranty with respect to a Fund as to which there is a Sub-Advisory Relationship is made to the actual knowledge of the Company.

(d)    Since January 1, 2018, none of the offering memoranda used in connection with an offering of shares, units or interests of any Private Fund, including any supplemental advertising and marketing materials prepared by or on behalf of the Company or any Subsidiary thereof, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)    Since January 1, 2018, the offering memoranda used in connection with an offering of shares, units of interests of any Private Fund, including any supplemental advertising and marketing materials prepared by or on behalf of the Company or any Affiliate thereof, contains all required disclosures and information to comply with Applicable Law.

(f)     There are no liabilities or obligations of any Fund of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than (A) (i) for each Public Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Public Fund or referred to in the notes thereto contained in the most recent annual or semi-annual report filed by the Public Fund prior to the date hereof with the SEC, (ii) for each Private Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Private Fund or referred to in the notes thereto contained in the most recent report (1) distributed by the Private Fund to its shareholders or other interest holders or (2) as applicable, filed with a non-US Governmental Authority or Self-Regulatory Organization, in each case prior to the date hereof and provided or made available to Parent, or (iii) for each Non-U.S. Retail Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Non-U.S. Retail Fund or referred to in the notes thereto contained in the most recent annual or semi-annual report published by the Non-U.S. Retail Fund and sent to the relevant non-US Governmental Authority in accordance with Applicable Law and regulations, or (B) for each Fund, liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Fund’s applicable report referenced in clause (A)(i), (ii) or (iii) above.

(g)    There are no claims, actions, suits, proceedings, subpoenas or investigations pending or, to the knowledge of the Company, threatened in writing, before any Governmental Authority or Self-Regulatory Organization, or before any arbitrator of any nature, brought by or against any of the Funds or any of their officers or directors involving or relating to the Funds, the assets, properties or rights of any of the Funds.

(h)    Each Non-U.S. Retail Fund and its management company is in compliance with Applicable Laws and regulations. Since January 1, 2018 (or its inception, if later), each Non-U.S. Retail Fund’s (A) prospectus or comparable offering documents (including supplements thereto), (B) annual and semi-annual reports and (C) supplemental advertising and marketing materials and any other key investor information prepared by or on behalf of the Company or an Affiliate of the Company did not at the time they were filed (if required to be filed), and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not misleading. Each Advisory Agreement with a Non-U.S. Retail Fund has been duly approved, continued and at all time since January 1, 2018 has been in compliance in all material respects with Applicable Law and regulations.

(i)     (i) For all taxable years since its inception date, each Fund has qualified for its intended Tax classification or treatment, as reported on its most recent applicable Tax Return, including, in the case of each Public Fund, as a regulated investment company taxable under Subchapter M of Chapter 1 of the Code, and has been organized and operated in conformity with the requirements related to such intended Tax classification or treatment, and its proposed method of operation will enable it to continue to qualify for such intended Tax classification or treatment, (ii) each Fund has timely filed (or caused to be timely filed) all Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with any Taxing Authority and has timely paid (or caused to be paid) all Taxes shown as due on such Tax Returns, (iii) there is currently no audit by any Governmental Authority of any Tax Return of any Fund pending or threatened in writing, (iv) each Fund has complied with all applicable Tax withholding and information reporting requirements, and (v) there are no outstanding waivers or comparable consents given by any Fund regarding the application of the statute of limitations with respect to Taxes.

Section 4.18.    Broker-Dealer Compliance Matters. The Company Broker-Dealer Subsidiary is the only Subsidiary of the Company that is a Broker-Dealer. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)     Since January 1, 2018, the Company Broker-Dealer Subsidiary has been duly registered as a Broker-Dealer with the SEC and each state and other jurisdictions in which it is required to be so registered. The Company Broker-Dealer Subsidiary is, and since January 1, 2018 has been a member in good standing of FINRA and each other Self-Regulatory Organization of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as a representative or principal of, and registered with, the Company Broker-Dealer Subsidiary is registered with FINRA and all applicable states and other jurisdictions, such registrations are not, and since January 1, 2018 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one Broker-Dealer in any jurisdiction where such multiple registrations would violate any Applicable Law.

(b)    Each current Form BD of the Company Broker-Dealer Subsidiary is, and any Form BD of the Company Broker-Dealer Subsidiary filed before the Closing Date will be at the time of filing, in compliance with the applicable requirements of the Securities Exchange Act, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable.

(c)      (i) Neither the Company Broker-Dealer Subsidiary, nor any of its Affiliates, nor any of its “associated persons” (as defined in the Securities Exchange Act) is (A) ineligible pursuant to Section 15(b) of the Securities Exchange Act to serve as a Broker-Dealer or as an “associated person” of a Broker-Dealer, (B) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Securities Exchange Act, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form BD or current Forms U-4 or U-5) to the extent that such Person or its associated persons is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Securities Exchange Act, and (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened in writing by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A), (i)(B), (i)(C) and (i)(D).

(d)     No fact relating to the Company Broker-Dealer Subsidiary or any “control affiliate” of the Company Broker-Dealer Subsidiary, as defined in Form BD requires any response in the affirmative to any question in Item 11 of Form BD, except to the extent that such facts have been reflected on Form BD of the Company Broker-Dealer Subsidiary, as applicable.

(e)     Since January 1, 2018, the Brokerage Services performed by the Company Broker-Dealer Subsidiary have been conducted in compliance with all requirements of the Securities Exchange Act, the rules and regulations of the SEC, FINRA, and any applicable state securities regulatory authority or Self-Regulatory Organizations, as applicable. The Company Broker-Dealer Subsidiary has established, in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2018, written policies and procedures reasonably designed to achieve compliance with the Securities Exchange Act, the SEC rules thereunder, and the rules of each applicable Self-Regulatory Organization (“BD Compliance Policies”), including those required by (i) applicable FINRA rules, including FINRA Rule 3110, 3120 and 3130, (ii) Anti-Money Laundering Laws, including a written customer identification program in compliance therewith, (iii) privacy laws including policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other Third Parties and (iv) identity theft laws, and approved such principals, managers and other supervisors as are required under the aforementioned laws, rules and regulations. All such BD Compliance Policies comply in all material respects with Applicable Laws.

(f)     The Company Broker-Dealer Subsidiary currently maintains, and since January 1, 2018 has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Securities Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by the Company Broker-Dealer Subsidiary, and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Securities Exchange Act.

(g)    No Governmental Authority has, since January 1, 2018, formally initiated any administrative proceeding or investigation (other than ordinary course examinations) into the Company Broker-Dealer Subsidiary and the Company Broker-Dealer Subsidiary has not received a written “wells notice,” other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Authority, or other written notice alleging any material noncompliance with any Applicable Law governing the operations of Company Broker-Dealer Subsidiary . The Company has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to the Company Broker-Dealer Subsidiary. Since January 1, 2018, the Company Broker-Dealer Subsidiary has not settled any claim or proceeding of the SEC, FINRA or any other Governmental Authority. The Company Broker-Dealer Subsidiary has not had an order, decree or judgement entered against the Company Broker-Dealer Subsidiary in connection with any Applicable Law governing the operation of Company Broker-Dealer Subsidiary . Except as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, the Company Broker-Dealer Subsidiary is not currently subject to, and has not received any written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no formal examination or inspection has been started or completed for which no examination report is available.

Section 4.19.     CPO/CTA Compliance. Section 4.19 of the Company Disclosure Schedule lists the name of each CPO/CTA Subsidiary and each of the Company and its Subsidiaries that has claimed an exemption from CPO or CTA registration requirements under the CEA (“Exempt CTA/CPO Entities”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)     Each CPO/CTA Subsidiary (i) is duly registered as a CPO/CTA or exempt from registration under the CEA, (ii) a member in good standing of the NFA and (iii) has, since January 1, 2018, operated in compliance with the rules and regulations of the CEA, the CFTC and the NFA. Neither the Company nor any other Subsidiary is required to be registered as a CPO/CTA. Each Exempt CTA/CPO Entity has duly claimed, and, since January 1, 2018, has complied to the extent required with, an exemption from registration as a CPO/CTA. Each natural Person whose functions require him or her to be licensed as an associated person of, and registered with, a CPO/CTA Subsidiary is registered with the NFA and such registrations are not, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one entity in any jurisdiction where such multiple registrations would violate any Applicable Law. Each natural Person who is required to be listed as a principal of a CPO/CTA Subsidiary has filed a current Form 8-R with the NFA, which is accurate in all material respects.

(b)     The current Form 7-R of each CPO/CTA Subsidiary is, and any Form 7-R of the Company or any Affiliate filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the CEA, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable.

(c)     (i) None of the CPO/CTA Subsidiaries, or any of their Affiliates, nor any of their “associated persons” (as defined in CFTC Rule 1.3) or “principals” (as defined in CFTC Rule 3.1) is (A) ineligible to serve as an “associated person” or “principal” of a CPO/CTA (B) subject to a “statutory disqualification” under Section 8a(2) of the CEA, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form 7-R or Form 8-R (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form 7-R or current Form 8-R) to the extent that such Person or its associated persons or principals is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as a CPO/CTA or associated person or principal of a CPO/CTA under Section 8a(4) of the CEA, and (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (A), (B), (C) and (D).

(d)     No fact relating to a CPO/CTA Subsidiary or any “principal” of a CPO/CTA Subsidiary, as defined in Form 8-R, requires any response in the affirmative to any question relating to “Criminal Disclosures” in the Form 7-R or in the principal’s Form 8-R, except to the extent that such facts have been reflected on such forms.

(e)     No Governmental Authority has, since January 1, 2018, formally initiated any administrative proceeding or formal investigation into a CPO/CTA Subsidiary and no CPO/CTA Subsidiary has received any written indication of the commencement of an enforcement action from the CFTC, the NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law governing its operations.

Section 4.20.     Material Contracts. (a) Section 4.20(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each Company Material Contract.

(b)     The Company has made available to Parent a true and complete copy of each Company Material Contract prior to the date of this Agreement. All of the Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Company Material Contracts that expire after the date of this Agreement in accordance with their respective terms (as opposed to terminated by one or more of the parties thereto)), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent a true and complete copy of any standard form of Contract used by the Company for the provision of Brokerage Services or Investment Advisory Services.

Section 4.21.     Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)     All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.

(b)     The Company and each of its Subsidiaries has paid (or has had paid on its behalf), or has withheld and remitted to the appropriate Taxing Authority, all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(c)     (A) All federal income Tax Returns of the affiliated group of which the Company is the common parent through the Tax year ended October 31, 2016 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to all extensions or waivers thereof, has expired, and (B) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax.

(d)     There is no Proceeding (including any audit) pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e)     There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

(f)      During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)     There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(h)     No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of the Company’s Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i)      Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (B) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (C) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement, or as a transferee or successor.

(j)      Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that, or has failed to take or agreed not to take any action if the failure to take such action, could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 4.22.     Employees and Employee Benefit Plans. (a) The Company Employee Plans that the Company has made available to Parent are true and correct copies of such Company Employee Plans. For each material Company Employee Plan, the Company will, within ten (10) Business Days of this Agreement, make available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Forms 5500, (iv) the most recent favorable determination or opinion letter from the IRS, (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan, and (vi) all material documents and correspondence relating thereto received from or provided to any Governmental Authority during the past year.

(b)     The Company will provide to Parent a list, within ten (10) Business Days of the date of this Agreement, containing with respect to each Key Employee: (i) name, (ii) date of hire, (iii) position, (iv) employment location, (v) base salary or wage rate, (vi) the current incentive opportunities of such employee and (vii) the legal entity that employs such employee.

(c)    Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or in the past six years has, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)     Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Company Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(e)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2018, each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding (other than routine claims for benefits and including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority. To the knowledge of the Company, since January 1, 2018, no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)      With respect to each director, officer, employee or independent contractor (including each former director, officer, employee or independent contractor) of the Company or any of its Subsidiaries, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other obligation under, any Company Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any Company Employee Plan, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(g)               Neither the Company nor any of its Subsidiaries has any current or projected material liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries (other than coverage mandated by Applicable Law).

(h)     There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Company Employee Plan that would increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal quarter ended on the Company Balance Sheet Date, except as required in order to comply with Applicable Law and as would not be material to the Company and its Subsidiaries, taken as a whole.

(i)      Without limiting the generality of Section 4.22(f), no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Personnel for any tax incurred by such individual.

(j)      Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(k)     With respect to any Company Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code.

(l)      Each Company Employee Plan that is an International Plan (i) has been maintained in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.23.     Labor Matters.

(a)     Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is, or since January 1, 2018 has been, a party to or subject to, or is currently negotiating in connection with entering into, any Company Collective Bargaining Agreement, and there have not been any, and to the Company’s knowledge there are no threatened, organizational campaigns, card solicitations, petitions or other unionization activity seeking recognition of a collective bargaining unit relating to any current or former Company Personnel. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any current or former Company Personnel with respect to the Company or its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.

(b)     Since January 1, 2018, (i) no allegations of sexual harassment or other sexual misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) have been made against any employee of the Company with the title of Assistant Vice President or above through the Company’s anonymous employee hotline or any formal human resources communication channels at the Company, and (ii) there are no Actions pending or, to the Company’s knowledge, threatened related to any allegations of sexual harassment or other sexual misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) by any employee of the Company with the title of Assistant Vice President or above. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2018, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to any such matter.

(c)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and has been since January 1, 2018, in compliance with WARN and has no liabilities or other obligations thereunder. Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other obligation following the Closing Date under WARN.

Section 4.24.     Intellectual Property. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the registrations (including patents and domain name registrations) and applications for registration for the Company’s Owned Intellectual Property (the “Company Registered IP”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and, to the knowledge of the Company, all Company Registered IP is valid, enforceable and subsisting.

(b)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are the sole and exclusive owners of all of the Company’s Owned Intellectual Property and hold all of their right, title and interest in and to all of the Company’s Owned Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by the

Company or one of its Subsidiaries in the ordinary course of business and Permitted Liens), (ii) immediately following the Closing, the Company and its Subsidiaries will own or have a valid and enforceable license to use any and all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted, and (iii) to the knowledge of the Company, there exist no material restrictions on the use of any of the Company’s Owned Intellectual Property.

(c)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no current or former employee, contractor or consultant of the Company or any of its Subsidiaries owns any rights in or to any of the Company’s Owned Intellectual Property and, to the extent that any such Intellectual Property has been developed or created by any Third Party (including any current or former employee, contractor or consultant) for or on behalf of the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as applicable, has a written agreement with such Third Party with respect thereto, and thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid right to exploit, sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted, such Intellectual Property.

(d)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, since January 1, 2018, neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary of the Company in any of the Company’s Owned Intellectual Property, and (iii) to the knowledge of the Company, no Third Party has infringed, misappropriated, diluted or otherwise violated any of the Company’s Owned Intellectual Property.

(e)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and through other customer and public communications and the Company and its Subsidiaries have complied with such policies, contractual requirements and all Applicable Laws relating to (A) the privacy of the users of the Company’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, processing, storage and disclosure of any personally-identifiable information (including personal health information and any and all “personal data” as that term is defined in any applicable data protection law and any and all other information, the collection, use, processing, storage and disclosure of which is regulated by an Applicable Law in relation to data protection or data privacy) and other data or information collected, used, processed, stored or disclosed by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any Third Party that collects, uses, processes, stores or discloses such data or information on behalf of the Company or any of its Subsidiaries), (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (or, to the knowledge of the Company, against any Third Party working on behalf of the Company or any of its Subsidiaries) alleging any violation of such policies, contractual requirements or Applicable Law, (iii) neither the execution and delivery of this Agreement nor the consummation of the Transactions will violate any such policy, contractual requirements or Applicable Law and (iv) the Company and its Subsidiaries (and any Third Party working on behalf of the Company and its Subsidiaries) have taken commercially reasonable steps consistent with normal industry practice and in compliance with Applicable Law in relation to data security, data protection or data privacy to protect the types of information referred to in this Section 4.24(e) against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the knowledge of the Company, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.

(f)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s IT Assets perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) the Company and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company’s IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) to the knowledge of the Company, there has been no unauthorized use, access, interruption, modification or corruption of the Company’s IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

Section 4.25.     Properties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have valid leasehold interests in each parcel of real property used by the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, (ii) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of the Company or any of its Subsidiaries such termination must be in the ordinary course of business), (iii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease and (iv) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease, nor has the Company or any of its Subsidiaries delivered notice to any other party to a Lease that such other party has breached, violated or defaulted under any Lease that remains uncured as of the date hereof.

Neither the Company nor any of its Subsidiaries owns any real property or has owned any real property during the past five years. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the real property used by the Company or any of its Subsidiaries and any plants, buildings, structures and equipment thereon leased by the Company and its Subsidiaries have no defects, are in good operating condition and repair and have been maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present use. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are (and following the Closing will be) in possession of and have (and following the Closing will have) good title to, or valid leasehold interests in or valid rights under contract to use, the material machinery, equipment, furniture, fixtures and other material personal property and assets used by the Company or any of its Subsidiaries.

Section 4.26.     Environmental Matters. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (including a review) is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;

(ii)   the Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(iii)  there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

Section 4.27.    Antitakeover Statutes. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the representations and warranties set forth in Section 5.16 are true and correct, no “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws (including the restrictions on business combinations with an interested stockholder contained in Subtitle 6 of Title 3 of the MGCL and the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL) apply to this Agreement or any of the Transactions with respect to the Company and its Subsidiaries.

Section 4.28.    Opinion of Financial Advisors. The Board of Directors of the Company has received the oral opinion (to be confirmed by delivery of a written opinion promptly after the date hereof) of Centerview, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Merger Consideration and the Special Dividend Per Share Amount provided for in this Agreement, taken together (and not separately), are fair, from a financial point of view, to holders of Company Non-Voting Common Stock (other than Excluded Shares). The Board of Directors of the Company has received an oral opinion (to be confirmed by delivery of a written opinion promptly after the date hereof) from Houlihan, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Merger Consideration, taking into account the Special Dividend, to be received by the holders of the Company Non-Voting Common Stock (other than Parent and affiliates of the Company) in the First Merger pursuant to the Agreement is fair to such holders from a financial point of view. A written copy of each such opinion will be delivered promptly after the date hereof to Parent for informational purposes only.

Section 4.29.     Finders’ Fees. Except for the Company Financial Advisors, a true and complete copy (subject only to redaction of party names) of whose engagement agreements has been provided to Parent’s counsel on or prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

Section 4.30.     No Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock (other than Fiduciary Shares) and neither the Company nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock (other than any Fiduciary Shares). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

Section 4.31.     No Ownership of Company Stock. No Subsidiary of the Company (i) beneficially owns, directly or indirectly, any shares of Company Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Stock (other than Fiduciary Shares) or (ii) has any rights to acquire any shares of Company Stock (other than Fiduciary Shares).

Section 4.32.     No Other Company Representations and Warranties. Except for the representations and warranties in this Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article 4) or in the Written Consent or any other written consent delivered in connection with the Transactions, neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions.

The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to Article 5), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 4.32 shall not limit Parent’s, Merger Sub 1’s, Merger Sub 2’s or the Company’s remedies in the case of fraud.

ARTICLE 5
Representations and Warranties of Parent

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 5.01, Section 5.02, Section 5.05, Section 5.17, Section 5.18 and Section 5.19, as disclosed in any publicly available Parent SEC Document filed after January 1, 2019 and prior to the date hereof or (ii) as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company as of the date hereof and as of the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date) that:

Section 5.01.     Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. Merger Sub 1 is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Merger Sub 2 is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland. Each of Parent, Merger Sub 1 and Merger Sub 2 has all corporate or similar powers, as applicable, required to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Parent, Merger Sub 1 and Merger Sub 2 is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the certificate or articles of incorporation and bylaws or comparable governing documents of each of Parent, Merger Sub 1 and Merger Sub 2, in each case, as in effect on the date of this Agreement (the “Parent Organizational Documents”). Since the date of its formation, neither Merger Sub 1 nor Merger Sub 2 has engaged in any activities other than in connection with or as contemplated by this Agreement. Neither Parent, Merger Sub 1 nor Merger Sub 2 are in breach in any material respect of any of the provisions of the Parent Organizational Documents.

Section 5.02.     Corporate Authorization. (a) The execution, delivery and performance by each of Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation by Parent, Merger Sub 1 and Merger Sub 2 of the Transactions are within the corporate or limited liability company powers, as applicable, of each of Parent, Merger Sub 1 and Merger Sub 2 and, except for the required approval and adoption of this Agreement by the sole stockholder of Merger Sub 1 and the sole member of Merger Sub 2, have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent, Merger Sub 1 and Merger Sub 2. This Agreement has been duly executed and delivered by each of Parent, Merger Sub 1 and Merger Sub 2 and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of each of Parent, Merger Sub 1 and Merger Sub 2 that is a party thereto enforceable against such Person in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b)     At a meeting duly called and held, the Board of Directors of Parent has (i) determined that this Agreement and the Transactions (including the Parent Share Issuance) are fair to and in the best interests of Parent’s stockholders and (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Parent Share Issuance). The Board of Directors of Merger Sub 1 has unanimously adopted resolutions (i) determining that this Agreement and the Transactions are fair to and in the best interests of the sole stockholder of Merger Sub 1, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, (iii) directing that this Agreement be submitted for approval and adoption by the sole stockholder of Merger Sub 1, and (iv) recommending approval and adoption of this Agreement (including the Mergers) by the sole stockholder of Merger Sub 1. The Board of Directors of neither Parent nor Merger Sub 1 has subsequently rescinded, modified or withdrawn any of the foregoing resolutions. Parent, as the managing member of Merger Sub 2, has approved this Agreement and the Transactions and Parent has not subsequently rescinded, modified or withdrawn such approval.

Section 5.03.     Governmental Authorization. The execution, delivery and performance by each of Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation by each of Parent, Merger Sub 1 and Merger Sub 2 of the Transactions, do not require Parent or any of its Subsidiaries to seek, obtain or make (as applicable) any action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of the First Articles of Merger with the SDAT in accordance with the MGCL and the filing of the Second Articles of Merger with the SDAT in accordance with the MGCL and the LLC Act and the appropriate documents with the relevant authorities of other states in which the Surviving Corporation is qualified to do business, (ii) as required for Parent and its Subsidiaries to comply with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) as required for Parent and its Subsidiaries to comply with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities laws or the rules of the Parent Stock Exchange, (iv) as required by Parent to comply with the requirements of the Maine Bureau of Financial Institutions, (v) the filing of a FINRA Application relating to the Transactions by the Company Broker-Dealer Subsidiary and FINRA’s approval thereof, (vi) the submission of the DTCC Notification by the Company Broker-Dealer Subsidiary, (vii) the submission of the Other Regulatory Notifications and (viii) the actions, Consents and Filings set forth in Section 4.03 of the Company Disclosure Schedule (clauses (i) – (viii), collectively the “Parent Governmental Authorizations”).

Section 5.04.     Non-contravention. The execution, delivery and performance by each of Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation of the Transactions to which it is a party do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents, (ii) assuming the receipt or making (as applicable) of the Company Governmental Authorizations and the Parent Governmental Authorizations and the receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming the receipt or making (as applicable) of the Company Governmental Authorizations and the Parent Governmental Authorizations and the receipt of the Company Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, give rise to a payment obligation or other liability under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding upon Parent or any of its Subsidiaries, any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the of Parent or any of its Subsidiaries or any of its or their respective assets or businesses or any Parent Permit, or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.     Capitalization. (a) The authorized capital stock of Parent as of the date hereof consists of (i) 3,500,000,000 shares of Parent Common Stock and (ii) 30,000,000 shares of preferred stock of Parent, par value $0.01 per share (“Parent Preferred Stock”). As of October 2, 2020, there were outstanding (i) 1,748,441,165 shares of Parent Common Stock (none of which is restricted or subject to vesting conditions or is treasury stock or is owned by Parent or any of its Subsidiaries (other than any Fiduciary Shares)), (ii) 1,247,382 shares of Parent Preferred Stock, (iii) no options to purchase shares of Parent Common Stock (“Parent Stock Options”), (iv) restricted stock units with respect to an aggregate of 61,324,865 shares of Parent Common Stock (“Parent RSU Awards”), (v) performance-based restricted stock units with respect to an aggregate of 2,979,118 shares of Parent Common Stock (“Parent PSU Awards”), determined assuming maximum performance levels were achieved, and (vi) deferred restricted stock units with respect to an aggregate of 602,939 shares of Parent Common Stock (“Parent Director Deferred RSU Awards” and together with Parent Stock Options, Parent RSU Awards, Parent PSU Awards and any other equity or equity-linked awards granted after October 2, 2020, “Parent Equity Awards”). All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. The shares of capital stock of Parent to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive right. Except as set forth in this Section 5.05(a) and for changes since October 2, 2020 resulting from (A) the exercise or vesting and settlement of Parent Equity Awards outstanding on such date or issued after such date or (B) the issuance of Parent Equity Awards after such date, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for, or whose value otherwise tracks or is derived from, shares of capital stock or other voting securities of, or other ownership interests in, Parent, (iii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, profits interests, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). Parent owns all of the issued and outstanding capital stock or other equity interests of each of the Merger Subs.

(b)     All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of Parent owns any shares of capital stock of Parent (other than any such shares owned by Subsidiaries of Parent that are Fiduciary Shares).

(c)     There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Parent Securities.

Section 5.06.     Subsidiaries. (a) Each Subsidiary of Parent is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power is not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(b)     As of the date hereof, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Significant Subsidiary (as defined in Rule 1-02(a) of Regulation S-X) of Parent are owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests) (other than restrictions arising under applicable Securities Laws). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent, or (iii) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”), other than Parent Subsidiary Securities directly or indirectly owned by Parent or any of its wholly owned Subsidiaries. As of the date hereof, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Subsidiary Securities or make any material investment in any other Person.

Section 5.07.     Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act. (a) Parent and each of its Subsidiaries have timely filed with or furnished all material Filings, together with any material amendments, required to be made with respect thereto, that they were required to file or furnish (as applicable) since January 1, 2018 with any Governmental Authority, including any Filing required to be filed or furnished (as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Governmental Authority, have paid all fees and assessments due and payable in connection therewith and all such Filings have complied in all material respects with the rules and regulations of such Governmental Authority as in effect at the time of filing.

(b)     As of its filing date (and as of the date of any amendment), each Filing filed with or furnished to the SEC by Parent since January 1, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and as amended from time to time, the “Parent SEC Documents”) and filed prior to the date of this Agreement has complied, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Information Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will comply, in all material respects with the applicable requirements of the Parent Stock

Exchange, the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c)     As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Information Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)     Each Parent SEC Document that is a registration statement, as amended or supplemented, as applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(e)     Parent is, and since January 1, 2018 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Parent Stock Exchange.

(f)      Parent and its Subsidiaries have established and maintained since January 1, 2018, and continue and maintain, disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Securities Exchange Act.

(g)     Parent and its Subsidiaries have established and maintained since January 1, 2018, and continue and maintain, a system of internal controls. Such internal controls are designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s consolidated financial statements for external purposes in accordance with GAAP. Parent disclosed, based on its most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(h)     Since January 1, 2018, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the Parent Stock Exchange, and the statements contained in any such certifications are true and complete.

Section 5.08.     Financial Statements and Financial Matters. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

(b)     From January 1, 2018 to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.09.     Disclosure Documents. The information relating to Parent and its Subsidiaries that is, or is to be, provided by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Information Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto is filed with the SEC, at the time it becomes effective under the Securities Act, and (ii) in the case of the Information Statement/Prospectus, at the time the Information Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company, contain any untrue statement of a material fact required to be stated therein or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.10.     Absence of Certain Changes. Since the Parent Balance Sheet Date through the date of this Agreement, (a) except for any COVID-19 Responses, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (c) there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01.

Section 5.11.     No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued,

contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date (it being understood that in no event shall any tortious conduct, litigation, infringement, violation of Applicable Law or breach of Contract be in the ordinary course of business), and (iii) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.

Section 5.12.     Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of Parent or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions. There is no Order outstanding or threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of Parent or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay any of the Transactions.

Section 5.13.     Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Parent Permits”). Parent and each of its Subsidiaries are and since January 1, 2018, have been in compliance with the terms of Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of Parent, threatened that seeks, or, to the knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.14.     Compliance with Applicable Laws. (a) Each of Parent and its Subsidiaries (i) except as would not be material to Parent and its Subsidiaries, taken as a whole, are, and have been have since January 1, 2018, in compliance with and not in default or violation of Applicable Laws, (ii) are, and have been since January 1, 2018, conducting operations at all times in compliance Anti-Money Laundering Laws and (iii) have established and maintained, since January 1, 2018, a system of internal controls designed to provide compliance by Parent and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, except where, in each case, the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)     Since January 1, 2018, neither Parent nor any of its Subsidiaries has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions which would reasonably be expected to have a Parent Material Adverse Effect.

(c)     Parent and its Subsidiaries (i) are, and since January 1, 2018 have been, in material compliance with all applicable Sanctions and export controls laws, (ii) have instituted, maintain and enforce policies and procedures designed to ensure material compliance with all applicable Sanctions and export controls laws. Since January 1, 2018, Parent and its Subsidiaries have not been penalized for or threatened to be charged with, or given notice of any violation of, or, to the knowledge of Parent, been under investigation with respect to, any Sanctions or export controls laws, and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving Parent or any of its Subsidiaries with respect to Sanctions or export controls laws is pending, except where such proceedings or investigations have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)     Neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to Parent and its Subsidiaries, taken as a whole.

(e)     Except for normal examinations conducted by a Governmental Authority in the ordinary course of business of Parent and its Subsidiaries, as of the date hereof, no Governmental Authority has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigations have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)      As of the date hereof, there (i) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (ii) have been no inquiries by any Governmental Authority with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2018, in each case, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor have Parent nor any of its Subsidiaries been advised since January 1, 2018 or have knowledge, of any pending or threatened regulatory investigation or that any Governmental Authority is considering issuing, initiating, ordering or requesting any Parent Regulatory Agreement.

(h)     None of Parent nor any of its Subsidiaries is, or since January 1, 2018, has been subject to any liability material to Parent and its Subsidiaries, taken as a whole, by reason of any failure to be registered, licensed or qualified as a bank, trust company, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker within the meaning of any Applicable Law. Since January 1, 2018, none of Parent or any of its Subsidiaries has received written notice of, and there is no pending, or threatened in writing, proceeding concerning any failure to obtain any bank, trust company, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker registration, license or qualification, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.15.      Taxes.

(a)     Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that, or has failed to take or agreed not to take any action if the failure to take such action, could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(b)     All of the equity interests in Merger Sub 2 will be owned by Parent, and Merger Sub 2 will be since formation either (i) disregarded as an entity (within the meaning of Section 301.7701-3 of the Treasury Regulations) separate from Parent or (ii) treated as a corporation, in each case for United States federal income tax purposes.

Section 5.16.      Antitakeover Statutes. Parent has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the representations and warranties set forth in Section 4.27 are true and correct, no “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the Transactions with respect to Parent and its Subsidiaries.

Section 5.17.      Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the Transactions.

Section 5.18.      No Ownership of Company Stock. Neither Parent nor any Subsidiary of Parent beneficially owns, directly or indirectly, any shares of Company Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Stock (other than any Fiduciary Shares) and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock (other than any Fiduciary Shares). There are no voting trusts or other agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the voting of the capital stock or other equity interest of the Company.

Section 5.19.      No Other Parent Representations and Warranties. Except for the representations and warranties in this Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article 5), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives. Parent acknowledges and agrees that, except for the representations and warranties in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to Article 4) or in the Written Consent or any other written consent delivered in connection with the Transactions, neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 5.19 shall not limit Parent’s, Merger Sub 1’s, Merger Sub 2’s or the Company’s remedies in the case of fraud.

ARTICLE 6
Covenants of the Company

Section 6.01.      Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice (with any COVID-19 Response disclosed to Parent and taken prior to the date of this Agreement being deemed to be in the ordinary course of business consistent with past practice when determining whether actions taken after the date of this Agreement are in the ordinary course of business consistent with past practice) and use its commercially reasonable efforts to (A) preserve intact its business organization and relationships with customers, members, suppliers, lenders, licensors, licensees, Governmental Authorities with jurisdiction over the Company’s operations and other Third Parties having material business relationships with the Company and its Subsidiaries, (B) maintain in effect all material Company Permits and (C) maintain and preserve the goodwill associated with its business, affairs and properties, its reputation and its brand value; provided that during any period of full or partial suspension of operations related to the COVID-19 pandemic, the Company may take actions outside of the ordinary course of business to the extent both (i) reasonably necessary to protect the health and safety of the Company’s or its Subsidiaries’ employees and (ii) constituting a COVID-19 Response, in each case, after written notice to and, to the extent practicable under the circumstances, consultation with, Parent; provided further that neither the Company nor any of its Subsidiaries shall take any action in accordance with the foregoing that would breach any of Section 6.01(a) through (u). Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to Section 6.01(c) or Section 6.01(d))), the Company shall not, and shall cause each of its Subsidiaries not to:

(a)     adopt or propose any change to its certificate or articles of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Company Organizational Documents);

(b)     (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $10,000,000 in the aggregate for all such acquisitions, (B) acquisitions of securities on behalf of clients of the Company or its Subsidiaries under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof, (C) acquisitions of any interest in partnerships, joint ventures or similar entities in an amount not to exceed $10,000,000 in aggregate purchase price for all such interests and (D) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;

(c)     (i) split, combine or reclassify any Company Securities (whether by merger, consolidation or otherwise) (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of Company Securities (whether by merger, consolidation or otherwise), (iii) declare, set aside or pay or make any dividend or any other distribution (whether in cash, stock, property or any combination thereof) in respect of any Company Securities or Company Subsidiary Securities (in the case of this clause (iii), other than (A) in the case of the Company, the Special Dividend and any regular cash dividends in the ordinary course of business consistent with past practice (including with respect to record and payment dates) in an amount not to exceed $0.375 per share of Company Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Company Stock) or (B) dividends or distributions by a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, (iv) make any election to be subject to any of the provisions of Title 3, Subtitle 8 of the MGCL, or (v) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or Company Subsidiary Securities, other than repurchases of shares of Company Non-Voting Common Stock in connection with the exercise, vesting and/or settlement of Company Equity Awards in accordance with the terms of the Company Stock Plans, Company Subsidiary Employee Equity Plans and the applicable award agreements as of the date hereof;

(d)     issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than (i) the issuance of any shares of Company Non-Voting Common Stock upon the exercise or settlement of Company Equity Awards in accordance with the terms of the Company Stock Plans, Company Subsidiary Employee Equity Plans and the applicable award agreements as of the date hereof or (ii) the grant of any Company Equity Award to the extent permitted by Section 6.01(l) of the Company Disclosure Schedule;

(e)     authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) as contemplated by the capital expenditure budget that has been made available to Parent prior to the date of this Agreement and is set forth on Section 6.01(e) of the Company Disclosure Schedule and (ii) any other capital expenditures not to exceed $5,000,000 in the aggregate;

(f)      sell, lease, license, sublicenses, transfer or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or fail to take any action necessary to maintain, enforce or protect, directly or indirectly, any Subsidiary or any division thereof or of the Company or any assets, securities, interests, businesses or property, other than (i) dispositions in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $5,000,000 in the aggregate, (ii) dispositions of securities in the ordinary course of business consistent with past practice under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof, or (iii) transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries;

(g)     sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), create or incur any Lien (other than a Permitted Lien) on or otherwise fail to take any action necessary to maintain, enforce or protect, directly or indirectly, any of the Company’s material Owned

Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets;

(h)     incur, assume, suffer to exist or otherwise be liable with respect to, or guarantee or repurchase, or enter into any Contract with respect to (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money, other than additional borrowings under the Company Credit Agreement in the ordinary course of business;

(i)      create or incur any Lien (except for a Permitted Lien) on any material asset other than Liens created or incurred under the Company Credit Agreement or Company Notes or similar Liens under any other permitted indebtedness under Section 6.01(h), and Liens on assets subject to capital leases entered into in the ordinary course of business;

(j)      (i) enter into any Company Material Contract (including (x) by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract or (y) through acquisition of a subsidiary that is bound by a Company Material Contract), other than, in the ordinary course of business, the entry into any Contract described in clause (v) of the definition of Company Material Contract and not described in any other clause of the definition of Company Material Contract or (ii) terminate, renew, extend or amend in any material respect any Company Material Contract or waive any material right thereunder (other than amendments to Advisory Agreements expressly permitted by Section 6.01(q) or Section 6.01(r)); provided, however that nothing in this Section 6.01(j) shall prevent or restrict the Company and its Subsidiaries from, in the ordinary course of business, entering into, renewing, extending or amending any customer Contract described in clause (viii) of the definition of Company Material Contract and not described in any other clause of the definition of Company Material Contract;

(k)     terminate, amend or modify any material Company Permit in a manner material and adverse to the Company and its Subsidiaries, taken as a whole;

(l)      except as required by any Company Employee Plan as in effect as of the date hereof, (i) grant any change in control, retention, severance or termination pay to (or amend any existing arrangement with) any of their respective current or former Company Personnel, (ii) except as in the ordinary course of business consistent with past practices (and without limiting any of the other restrictions contained in this Agreement), enter into any employment, offer letter, term sheet, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective current or former Company Personnel, (iii) establish, adopt, amend or enter into any material Company Employee Plan, other than amendments that are required under a change in Applicable Law or by a Company Collective Bargaining Agreement, (iv) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Company Personnel, (v) increase the compensation, bonus or other benefits payable to any of their respective current or former Company Personnel, (vi) hire any Key Employees or (vii) terminate (other than for cause) any Key Employees;

(m)    make any material change in any method of accounting or accounting principles or practice, except for any such change required by reason of a change in GAAP or Regulation S-X under the Securities Exchange Act (“Regulation S-X”), as approved by its independent public accountants;

(n)     enter into any material new line of business;

(o)     (i) make or change any material Tax election; (ii) change any annual Tax accounting period; (iii) adopt or change any material method of Tax accounting; (iv) enter into any material closing agreement with respect to Taxes (other than a closing agreement permitted by clause (v) of this Section 6.01(o)); or (v) settle or surrender (including by entering into a closing agreement) any Tax claim, audit or assessment involving potential payments, or reductions in deferred tax assets, by the Company and its Subsidiaries in excess of $1,000,000;

(p)     settle or compromise, or offer or propose to settle or compromise, any claim, action, suit, dispute, investigation, regulatory examination, arbitration, or other Proceeding, whether pending or threatened, (i) involving or against the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice (provided that any individual settlement or compromise or any series of related settlements or compromises involving payments by the Company and its Subsidiaries in excess of $3,000,000 individually or $15,000,000 in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief shall be deemed not to be in the ordinary course of business), (ii) that relates to the Transactions or (iii) initiated by a stockholder of the Company;

(q)     (i) reduce or waive the fee rate payable (either directly or indirectly through a Contract with the sponsor of the SMA or other program to which the Advisory Agreement relates (if any)) to the Company or any of its Subsidiaries under any Material Advisory Agreement or (ii) increase the amount or rate of expense reimbursement paid by the Company or any of its Subsidiaries with respect to any Material Advisory Agreement by, in the case of the foregoing clauses (i) and (ii), in the aggregate, an amount that would cause the annual net revenue (calculated net of any such reduction in or waiver of fee rate and any such increase in the amount or rate of expense reimbursement) to the Company or any of its Subsidiaries under such Material Advisory Agreement to be reduced by more than five percent (5%), in the aggregate, relative to such net revenue to the Company or any of its Subsidiaries attributable to such Material Advisory Agreement without giving effect to such reduction in or waiver of fee rate or increase in the amount or rate of such expense reimbursement (other than pursuant to the terms of Contracts as in effect as of the Base Date) (such changes described in the foregoing clauses (i) and (ii), whether or not within such five percent (5%) exception, “Client Economic Term Changes”); provided that, for the avoidance of doubt, Client Economic Term Changes shall not include either (X) the renewal of a fee waiver, expense reimbursement agreement, or any other agreement pursuant to which there is an expense reimbursement with any Person on substantially the same terms and conditions, and economic terms that are no less favorable to the Company and its Subsidiaries, each as in effect on the Base Date or (Y) reimbursements to any Client in respect of errors committed or omitted by the Company or any of its Subsidiaries;

(r)     with respect to any Advisory Agreement or agreement with an SMA sponsor that, in either case, is not a Material Advisory Agreement (a “Small Advisory Agreement”), make any Client Economic Term Change, if such change, individually or in the aggregate with Client Economic Term Changes made in respect of other Small Advisory Agreements, would reasonably be expected to have, measured as of the end of each month during the period after the date hereof to the Calculation Time (which the Company shall use commercially reasonable efforts to track during each month, and the Company shall provide Parent with its calculation of such changes within 10 Business Days after the end of each month), a cost to the Company (whether in the form of reduced revenue to the Company or of increased expense reimbursement payments made by the Company) of more than 5% of the aggregate Base Date Revenue Run Rate associated with all Small Advisory Agreements in the aggregate;

(s)    except as required by the terms of an expense reimbursement agreement or any other agreement pursuant to which there is an expense reimbursement with any Person as in effect on the Base Date (or the renewal thereof on substantially the same terms and conditions, and economic terms that are no less favorable to the Company and its Subsidiaries), increase the amount or rate of expense reimbursement paid by the Company or any of its Subsidiaries with respect to any Client that would reasonably be expected to result in such increased payments exceeding $2,700,000 in the aggregate, across all Clients, on an annual basis;

(t)     with respect to any Advisory Agreement, amend such Advisory Agreement, other than, on or prior to the Calculation Time, (i) amendments to Advisory Agreements expressly permitted by Section 6.01(q) or Section 6.01(r) or (ii) Permitted Client Non-Economic Term Changes; or

(u)    agree, resolve, authorize, commit, propose or offer to do any of the foregoing.

Section 6.02.      Access to Information; Confidentiality. (a) From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to Applicable Law, (A) the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, reasonable access, during normal business hours, to all of its offices, properties, books, contracts and records and (B) each party shall, and shall cause each of its respective Subsidiaries to, (i) make available to the other party and its respective Representatives all other information in its possession concerning such Person’s businesses, properties and personnel as such party may reasonably request (including in connection with the preparation of the Registration Statement) and (ii) instruct its respective Representatives to reasonably cooperate with such party’s investigation; provided that, notwithstanding anything to the contrary, (x) neither party nor any of its Representatives shall be required to provide the other party or any of its Representatives any projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period or otherwise provide financial information that is not prepared internally in the ordinary course of business, and (y) none of the Company, its Subsidiaries or any of its or their respective Representatives shall be required to provide, prior to the Closing, Parent or any of its Representatives information that identifies, or which may reasonably be used to identify, the name of, or other confidential identifying information regarding, any natural person Client or any investor in any Fund. All information furnished pursuant to this Agreement shall be subject to (i) the nondisclosure agreement, dated as of July 14, 2020, between Parent and the Company (the “Company Confidentiality Agreement”) and (ii) the nondisclosure agreement, dated as of September 8, 2020, between Parent and the Company (the “Parent Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.

(b)     Notwithstanding anything to the contrary in this Section 6.02 or anything else to the contrary, neither party nor any of its respective Subsidiaries shall be required to provide access to its offices, properties, books, contracts, records or personnel if such access would unreasonably disrupt its operations, or provide access to or to disclose information where such access or disclosure could reasonably be expected to result in the loss the attorney-client privilege of such party or any of its Subsidiaries or contravene any Applicable Law; provided that each party shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply; provided, however, that in no event shall either party have access to individual performance or evaluation records, medical histories or other similar information that in the reasonable opinion of the other party the disclosure of which would reasonably be expected to subject such party or any of its Subsidiaries to risk of liability.

(c)     Each party shall instruct its external auditors to cooperate with the other party’s external auditors as soon as reasonably practicable to agree on the necessary processes and procedures that are required to be undertaken by each of them in relation to the preparation of the Registration Statement.

Section 6.03.      No Solicitation by the Company.

(a)     From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 6.03, the Company shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers, directors and employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives (collectively, “Representatives”), not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that the Company knows, or should reasonably be expected to know, is seeking to make, or has made, a Company Acquisition Proposal, (iii) (A) (1) fail to make, (2) withdraw or (3) qualify, amend or modify in any manner adverse to Parent, the Company Board Recommendation (it being understood that any failure to publicly and without qualification either (x) recommend against such Company Acquisition Proposal or (y) reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days after a Company Acquisition Proposal is made public or any request by Parent to do so will be treated as a withdrawal of the Company Board Recommendation that is adverse to Parent for purposes hereof), (B) fail to make, or to include in the Information Statement/Prospectus, the Company Board Recommendation or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (iii), a “Company Adverse Recommendation Change”), (iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Maryland, inapplicable to any Third Party or any Company Acquisition Proposal, or (v) fail to enforce, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries (provided that if the Board of Directors of the Company determines in good faith that failure to take such action would be reasonably likely to be inconsistent with its duties under Applicable Law, then (I) the Company may waive any such standstill or similar agreement to the extent necessary to permit the Person bound by such provision or agreement to make a Company Acquisition Proposal to the Board of Directors of the Company and (II) concurrently with such waiver by the Company, any such waived standstill or similar provisions in the Company Confidentiality Agreement shall immediately and automatically cease to be of any force or effect). Any breach or willful breach of the restrictions on the Company set forth in this Section 6.03(a) by any Subsidiary of the Company or any of its or their respective Representatives shall be deemed to be a breach or willful breach (as applicable) of this Section 6.03(a) by the Company.

(b)     Notwithstanding Section 6.03(a), if at any time prior to the receipt of the Company Stockholder Approval (the “Company Approval Time”; it being understood and agreed that the Company Approval Time shall be deemed to have occurred upon delivery of the Written Consent) (and in no event on or after the Company Approval Time), the Board of Directors of the Company receives a bona fide written Company Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 6.03, the Board of Directors of the Company may prior to the Company Approval Time (and in no event on or after the Company Approval Time) and, subject to compliance with this Section 6.03(b), Section 6.03(c) and Section 6.03(e), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement an unsolicited bona fide written Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel to the Company, constitutes or is reasonably likely to lead to a Company Superior Proposal, (ii) thereafter furnish to such Third Party and its Representatives and financing sources nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms (including “standstill” or similar terms) no less favorable to the Company than those contained in the Company Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to Parent for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party, and (iii) following receipt of a Company Superior Proposal after the date of this Agreement and prior to the Company Approval Time (and in no event on or after the Company Approval Time), (A) make a Company Adverse

Recommendation Change and/or (B) terminate this Agreement in accordance with Section 10.01(d)(i) in order to cause the Company to enter into an Alternate Company Acquisition Agreement with respect to a Company Superior Proposal (a “Company Superior Proposal Termination”), but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by majority vote, after consultation with the Company’s outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be reasonably likely to be inconsistent with its duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (A) complying with Rule 14e-2(a) under the Securities Exchange Act with regard to a Company Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03 or (B) making any required disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided that any Company Adverse Recommendation Change involving or relating to a Company Acquisition Proposal and/or Company Superior Proposal Termination may only be made in accordance with the provisions of this Section 6.03(b), Section 6.03(c) and Section 6.03(e) and, even if permitted by this sentence, shall have the consequences set forth in this Agreement. For the avoidance of doubt, issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act shall not be a Company Adverse Recommendation Change.

(c)     In addition to the requirements set forth in Section 6.03(b), the Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.03(b), other than interacting with the Person who made such Company Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof, unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of (i) any Company Acquisition Proposal made after the date hereof or (ii) any written request made after the date hereof for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company or any member of its Board of Directors, is considering making, or is reasonably likely to make after the date hereof, a Company Acquisition Proposal, which notice shall be provided in writing and shall identify the relevant Third Party and, to the extent known, the material terms and conditions of, any such Company Acquisition Proposal (including any material changes thereto). The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and details of any such Company Acquisition Proposal (including any changes thereto) and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Affiliates that describes any material terms or conditions of any such Company Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d)     Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Approval Time (and in no event on or after the Company Approval Time), the Board of Directors of the Company may effect a Company Adverse Recommendation Change involving or relating to the occurrence of a Company Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its duties under Applicable Law; provided that (i) the Company shall (A) promptly notify Parent in writing of its intention to take such action (which notice shall set forth in reasonable detail a description of the Company Intervening Event and the rationale for the Company Adverse Recommendation Change) and (B) negotiate in good faith with Parent (to the extent Parent wishes to so negotiate) for five (5) Business Days following such notice regarding revisions to the terms of this Agreement proposed by Parent, and (ii) the Board of Directors of the Company shall not effect any Company Adverse Recommendation Change involving or relating to a Company Intervening Event unless, after the five (5) Business Day period described in the foregoing clause (B), the Board of Directors of the Company determines in good faith by majority vote, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its duties under Applicable Law.

(e)     Without limiting or affecting Section 6.03(a), Section 6.03(b) or Section 6.03(c), the Board of Directors of the Company shall not make a Company Adverse Recommendation Change and/or effect a Company Superior Proposal Termination involving or relating to a Company Superior Proposal unless (i) the Company promptly notifies Parent, in writing at least four (4) Business Days before taking such action, that the Company intends to take such action, which notice attaches the most current version of any proposed agreement or a reasonably detailed summary of all material terms of such Company Superior Proposal and the identity of the Third Party making such Company Superior Proposal, (ii) if requested by Parent, during such four (4) Business Day period, the Company and its Representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Company Superior Proposal and (iii) after such four (4) Business Day period, the Board of Directors of the Company, after discussions with the Company’s outside legal counsel and financial advisor, determines in good faith by majority vote, taking into account any proposal by Parent to amend the terms of this Agreement, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 6.03(e) shall be required and a new notice period under clause (i) of this Section 6.03(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.03(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence until the termination of this Agreement in accordance with its terms, the Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Company Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Company Superior Proposal).

(f)      For purposes of this Agreement, “Company Superior Proposal” means any bona fide, written, Company Acquisition Proposal (other than a Company Acquisition Proposal which has resulted from a violation of this Section 6.03) (with all references to “15%” in the definition of Company Acquisition Proposal being deemed to be references to “50%”) on terms that the Board of Directors of the Company determines in good faith by majority vote, after consultation with a financial advisor of nationally recognized reputation and the Company’s outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal (including the identity of the Person making the Company Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation, availability of necessary financing and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal), would result in a transaction (i) that, if consummated, is more favorable to the Company’s stockholders from a financial point of view than the Transactions (taking into account any proposal by Parent to amend the terms of this Agreement proposed pursuant to Section 6.03(e)), (ii) that is reasonably capable of being completed on the terms proposed (taking into account the identity of the Person making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal) and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed and reasonably determined to be available by the Board of Directors of the Company.

(g)     “Company Intervening Event” means any material event, circumstance, development, change, occurrence or effect occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors of the Company as of or prior to the date of this Agreement, and (ii) does not relate to (A) the receipt, existence, or terms of a Company Acquisition Proposal, or (B) any event, development, or change in circumstances resulting from a breach of this Agreement by the Company or any action relating to any Closing Condition Regulatory Approvals (including the status thereof) taken pursuant to or in compliance with Section 8.01; provided that, in any case, in no event shall any of the following events constitute a Company Intervening Event: (1) any decline, in and of itself, in the market price or trading volume of Parent Common Stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries (but not including, in each case, the underlying causes thereof); (2) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not including, in each case, the underlying causes thereof); and (3) compliance with or performance under this Agreement or the transactions contemplated by this Agreement.

(h)     The Company shall, and shall cause its Affiliates and its and its Affiliates’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (and its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to such Persons to return or destroy all such information.

(i)     Notwithstanding (i) any Company Adverse Recommendation Change, (ii) the making of any Company Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement (including a Company Superior Proposal Termination), (x) in no event may the Company or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Company Acquisition Proposal (an “Alternate Company Acquisition Agreement”) (other than a confidentiality agreement in accordance with Section 6.03(b) or an Alternate Company Acquisition Agreement with respect to a Company Superior Proposal pursuant to Section 6.03(b)), (B) except as required by Applicable Law, make, facilitate or provide information in connection with any SEC or other Filings in connection with the transactions contemplated by any Company Acquisition Proposal or (C) seek any Consents in connection with the transactions contemplated by any Company Acquisition Proposal and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to solicit the Company Stockholder Approval; provided that, for the avoidance of doubt, the Company may effect a Company Superior Proposal Termination pursuant to the terms of Section 6.03(b), upon which it shall have no obligation to solicit the Company Stockholder Approval.

Section 6.04.      Company Stockholder Approval. The Company shall use its reasonable best efforts to cause (a) the Written Consent to be duly executed and delivered to Parent by the Voting Trust and (b) the Company Stockholder Approval to be obtained, in each case prior to the Company Stockholder Approval Deadline. As used in this Agreement, “Company Stockholder Approval Deadline” means 5:00 p.m. Eastern Time on the first (1st) Business Day after the date of this Agreement.

Section 6.05.      Advisory Agreement Consents. (a) Clients other than Funds. The Company shall use commercially reasonable efforts to obtain, in accordance with Applicable Law and the applicable Advisory Agreement, as promptly as reasonably practicable after the date of this Agreement, the Consent of each Client (other than a Fund) for which Consent to the assignment or deemed assignment of such Client’s Advisory Agreement with the Company or any of its Subsidiaries is required by Applicable Law or by such Client’s Advisory Agreement as a result of the transactions contemplated by this Agreement. In furtherance thereof, except in the case of an Affirmative Consent Client, as promptly as reasonably practicable after the date of this Agreement and provided that the same is not prohibited by the applicable Advisory Agreement or Applicable Law, the Company shall, and shall cause its Subsidiaries to, as applicable, send a written notice (the “Negative Consent Notice”), in accordance with Applicable Law and the applicable Advisory Agreement, which shall be in form and substance reasonably satisfactory to Parent, to such Clients informing each Client: (i) of the transactions contemplated by this Agreement; (ii) of the intention to complete the transactions contemplated by this Agreement, which will result in an assignment or deemed assignment of such Advisory Agreement; (iii) of the intention of the Company or the applicable Subsidiary to continue to provide the advisory services pursuant to the existing Advisory Agreement with such Client after the Closing if such

Client does not terminate such agreement prior to the Closing; and (iv) that the consent of such Client will be deemed to have been granted if such Client does not terminate its Advisory Agreement, within forty-five (45) days after the sending of the Negative Consent Notice. If the applicable Advisory Agreement or Applicable Law requires the written consent of the Client to the assignment or deemed assignment of such Client’s Advisory Agreement with the Company or any of its Subsidiaries, or if the Company or the applicable Subsidiary determines, in its discretion, that for commercial reasons it would be prudent or appropriate to obtain the written consent of a Client to the assignment or deemed assignment of such Client’s Advisory Agreement, then the Company shall, and shall cause its Subsidiaries to, as applicable, as promptly as reasonably practicable after the date of this Agreement, send a written notice, in accordance with Applicable Law and the applicable Advisory Agreement, which shall be in form and substance reasonably satisfactory to Parent, informing such Client (an “Affirmative Consent Client”) of the transactions contemplated by this Agreement and requesting written consent to the assignment or deemed assignment of such Client’s Advisory Agreement, and any such Client shall be deemed a Non-Consenting Client unless and until such Client has provided its written consent to the assignment or deemed assignment of such Client’s Advisory Agreement.

(b)     Private Funds. The Company shall use commercially reasonable efforts to obtain with respect to each Private Fund, in accordance with Applicable Law and the applicable Fund Documents, as promptly as reasonably practicable after the date of this Agreement, (i) the Consent of such Private Fund (and/or the investors therein) for which Consent to the assignment or deemed assignment of such Private Fund’s Advisory Agreement with the Company or any of its Subsidiaries is required by Applicable Law or by such Private Fund’s Fund Documents as a result of the transactions contemplated by this Agreement and (ii) any Additional Private Fund Consent applicable to such Private Fund. In furtherance thereof, as promptly as reasonably practicable following the date of this Agreement: (i) if (A) Applicable Law or the applicable Fund Documents require the written consent of investors to the assignment or deemed assignment of such Private Fund’s Advisory Agreement with the Company or any of its Subsidiaries, or (B) such Private Fund is described in clause (ii) below but the Company or the applicable Subsidiary determines, in its discretion, that for commercial reasons it would be prudent or appropriate to obtain the written consent of one or more investors in such Private Fund to the assignment or deemed assignment of such Private Fund’s Advisory Agreement, then the Company shall, and shall cause its Subsidiaries to, as applicable, send a written notice, in accordance with Applicable Law and the applicable Fund Documents and in form and substance reasonably satisfactory to Parent, to each investor in such Private Fund described in clause (A) or such investors described in clause (B) (with the Consent of the remaining investors in a Private Fund described in clause (B) to be solicited in accordance with clause (ii) below) requesting the written consent of the investor to the assignment or deemed assignment of the Advisory Agreement and informing each investor in the Private Fund of the intention (X) to complete the transactions contemplated by this Agreement, which will result in an assignment or deemed assignment of the Advisory Agreement with the Private Fund, and (Y) to continue to provide the advisory services pursuant to the existing Advisory Agreement with such Private Fund after the Closing so long as a majority-in-interest (or such higher percentage as may be required under the applicable Fund Documents) of the investors provide (and do not withdraw) their consent to the assignment or deemed assignment of such Private Fund’s Advisory Agreement; provided that any Private Fund described in clause (A) shall be deemed a Non-Consenting Client unless and until a majority-in-interest (or such higher percentage as may be required under the applicable Fund Documents) of the investors provide (and have not withdrawn) their written consent to the assignment or deemed assignment of such Private Fund’s Advisory Agreement, and any Private Fund described in clause (B) shall be deemed a Non-Consenting Client unless and until a majority-in-interest (or such higher percentage as may be required under the applicable Fund Documents) of the investors shall be deemed in the aggregate to have provided (and not withdrawn) their consent to the assignment or deemed assignment of such Private Fund’s Advisory Agreement according to the method of consent (either written or negative) solicited; and (ii) for all Advisory Agreements with Private Funds not described in clause (A) above, the Company shall, and shall cause its Subsidiaries to, as applicable, send a written notice (the “Private Fund Negative Consent Notice”), which shall be in form and substance reasonably satisfactory to Parent, to each investor (other than an investor described in clause (B) above) in the applicable Private Fund informing each investor: (A) of the transactions contemplated by this Agreement; (B) of the intention to complete the transactions contemplated by this Agreement, which will result in an assignment or deemed assignment of such Advisory Agreement; (C) of the intention of the Company or the applicable Subsidiary to continue to provide the advisory services pursuant to the existing Advisory Agreement with such Private Fund after the Closing so long as a majority-in-interest (or such higher percentage as may be required under the applicable Fund Documents) of the investors consent or are deemed to have consented to the assignment; and (D) that the consent of such investor will be deemed to have been granted if such investor does not expressly object in writing to such assignment within forty-five (45) days after the sending of the Private Fund Negative Consent Notice; provided that any Private Fund described in clause (ii) shall be deemed a Non-Consenting Client unless and until a majority-in-interest (or such higher percentage as may be required under the applicable Fund Documents) of the investors shall be deemed in the aggregate to have provided (and not withdrawn) their consent to the assignment or deemed assignment of such Private Fund’s Advisory Agreement. Notwithstanding the foregoing, with respect to any Private Fund for which an Additional Private Fund Consent is required, such Private Fund shall be deemed a Non-Consenting Client until such Additional Private Fund Consent has been obtained or deemed to have been obtained in accordance with Applicable Law and the applicable Fund Documents and remains in full force and effect at Closing. For the avoidance of doubt, Section 6.05(d) below shall govern with respect to obtaining Consents in respect of Non-U.S. Retail Funds.

(c)     Public Funds. (i) The Company shall, and shall cause its Company RIA Subsidiaries to, use their respective commercially reasonable efforts to, in accordance with Applicable Law, (A) as promptly as practicable after the date of this Agreement obtain the requisite approval of each of the Public Fund Boards (“Public Fund Board Approval”) of the Public Fund Board Approval Items, and (B) ensure that the Public Funds obtain, as promptly as practicable following such approval of the Public Fund Boards, the requisite approval of the shareholders of each Public Fund (except if not required under manager-of-managers exemptive orders granted under the Investment Company Act by the SEC with respect to any Public Funds not sponsored by the Company or its Subsidiaries) (“Public Fund Shareholder Approval”) of the Public Fund Shareholder Approval Items.

(ii)     As promptly as practicable following Public Fund Board Approval as described in Section 6.05(c)(i), the Company will, or will cause one of its Subsidiaries to (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) (A) prepare and file all proxy materials necessary to comply in all material respects with Applicable Law for the Public Fund shareholder meeting to approve the Public Fund Shareholder Approval Items as contemplated by Section 6.05(c)(i), (B) use commercially reasonable efforts to promptly clear all SEC comments, and (C) use commercially reasonable efforts to ensure that such Public Fund Board (it being understood for all purposes of this Agreement that the Company does not control any Public Fund Board) submits, as promptly as practicable following the mailing of the proxy materials, to the shareholders of such Public Fund for a vote at a shareholders meeting the proposal to approve the Public Fund Shareholder Approval Items. The Company shall provide Parent with drafts of the proxy materials (and any SEC comments thereto) on a timely basis and Parent shall have the right to review in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the shareholders of any Public Fund and to (1) approve information or data that is provided by or on behalf of Parent or its Affiliates specifically for inclusion in such proxy materials, and (2) provide reasonable comments on such proxy materials which the Company (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) will use commercially reasonable efforts to include therein.

(iii)    As soon as possible following the date of this Agreement, the Company shall use its commercially reasonable efforts to cause each Public Fund then engaged in a public offering of its shares to (A) file supplements or amendments to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall disclose the transactions contemplated hereby to the extent required by Applicable Law, and (B) make any other filing necessary under any Applicable Law to satisfy in all material respects disclosure requirements in connection with the public distribution of the shares of that Public Fund.  Parent shall have the right to provide reasonable comments on such materials to the same extent as provided in Section 6.05(c)(ii).

(iv)    The Company agrees that the information in the proxy materials to be furnished to the shareholders of any Public Fund (other than information that is or will be provided by or on behalf of Parent or any other third party specifically for inclusion in such proxy materials) will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that in the case of a Public Fund that is not sponsored by the Company or its Subsidiaries, the foregoing agreement of the Company shall apply only to information provided by it or its Subsidiaries in writing specifically for inclusion in such proxy materials. Parent agrees that the information provided by it (or on its behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of any Public Fund will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(v)     In addition to the agreements described in this Section 6.05(c) and notwithstanding anything to the contrary, the Company may in its own discretion, or upon the request of Parent (such request not to be unreasonably denied or delayed), seek Interim Public Fund IAA Approval. The Company shall reasonably consult with Parent prior to seeking an Interim Public Fund IAA Approval in its own discretion. In addition, if it is reasonably likely that the Closing will occur before the Public Fund Board Approval or Public Fund Shareholder Approval has been obtained for a Public Fund, the Company and Parent shall cooperate and use their commercially reasonable efforts to obtain an Interim Public Fund IAA Approval in respect of such Public Fund. In no event shall seeking or obtaining an Interim Public Fund IAA Approval in respect of a Public Fund relieve the parties of their obligations under Section 6.05(c)(i)-(iv) with respect to such Public Fund. The foregoing notwithstanding, (i) an Interim Public Fund IAA Approval shall not constitute Public Fund Board Approval in respect of a Public Fund and (ii) the parties agree that a Public Fund shall be deemed a Consenting Client for all purposes under this Agreement only if either (A) Public Fund Board Approval and Public Fund Shareholder Approval (unless such approval is not required as provided under Section 6.05(c)(i)(B)) has been obtained and is in full force and effect at the Closing for the Public Fund IAA Approval.

(d)     Non-U.S. Retail Funds. With respect to any Non-U.S. Retail Fund, as promptly as practicable following the date of this Agreement, to the extent required by Applicable Law or the terms of the existing Advisory Agreement with such Fund, the Company shall (or shall cause one of its Subsidiaries to) (i) provide notice of the transactions contemplated by this Agreement to such Fund and, where required by Applicable Law, to the investors in such Fund, and (ii) use commercially reasonable efforts to obtain any material approval, consent, deemed approval, deemed consent or other similar action, if any, that is required from or by the board of directors or other comparable governing body of such Fund, the investors in such Fund or any regulating or self-regulating authority for such Fund, so that, after the Closing, the applicable Company RIA Subsidiary may continue to provide Investment Advisory Services to such Non-U.S. Retail Fund following the Closing Date.

(e)     Parent and Company agree that any new Client that is not a Fund that enters into an Advisory Agreement with a Company RIA Subsidiary between the date of this Agreement and the Closing shall be deemed a Consenting Client for all purposes under this Agreement if (i) the Consent (or, as applicable, deemed Consent) of such new Client to the assignment or deemed assignment of such Client’s Advisory Agreement with the Company or any of its Subsidiaries as result of the Transactions has been obtained in accordance with this Section 6.05 or (ii) the Company has disclosed in writing, in accordance with Applicable Law, the assignment or deemed assignment of such Client’s Advisory Agreement with the Company or any of its Subsidiaries as result of the Transactions to such new Client before such new Client became a Client and, in any case under the foregoing clauses (i) or (ii), such new Client has not, prior to Closing, terminated in writing its Advisory Agreement or revoked in writing its Consent.

(f)      In connection with obtaining the Client consents and other actions required by this Section 6.05, at all times prior to the Effective Time, the Company shall take reasonable steps to keep Parent promptly informed of the status of obtaining such Client consents (including notifying the Parent in advance of any offer to make any Client Economic Term

Changes or Permitted Client Non-Economic Term Changes with respect to Material Advisory Agreements and of the actual making of any Client Economic Term Changes) and, upon Parent’s reasonable request, make available to Parent copies of all such executed Client consents and make available for Parent’s inspection the originals of such consents and any related materials and other records relating to the Client consent process. Without limiting the foregoing, in connection with obtaining the Client consents required under this Section 6.05, Parent shall have the right to review in advance of distribution any notices or other materials to be distributed by the Company or any of its Subsidiaries to Clients and shall have the right to have its reasonable comments reflected therein prior to distribution. In addition, commencing with the first month-end that is two months following the date hereof, the Company shall provide, within ten (10) Business Days after such month-end, Parent with updated calculations of the Revenue Run Rate of all Consenting Clients, individually and in the aggregate, as of such time (calculated in accordance with clause (b) of the definition of Revenue Run Rate) with reasonable supporting detail. In no event shall the Company or any Subsidiary thereof be required to offer or grant any material accommodation or material alteration of terms (financial or otherwise) in respect of any Client for the purpose of obtaining the Client consents contemplated by this Section 6.05.

Section 6.06.      Client Consent Percentage. On the date immediately following the date upon which the Calculation Time occurs, the Company shall deliver to Parent its good faith calculation of the Closing Revenue Run-Rate and the Client Consent Percentage calculated based thereon, together with reasonable supporting detail with respect to the calculations thereof. To the extent reasonably requested by Parent, the Company shall promptly make available (during normal business hours) to Parent the employees and Representatives of the Company involved in, and records used in, preparing the calculation of the Closing Revenue Run-Rate and the Client Consent Percentage. The Company and Parent shall work in good faith to resolve any disagreements with respect to the calculation of the Closing Revenue Run-Rate and the Client Consent Percentage.

Section 6.07.      280G Calculation. As soon as practicable, but in no event later than thirty (30) Business Days after the date hereof, the Company will make available to Parent true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) who is reasonably likely to receive payments or benefits in connection with the Transactions that would not be deductible under Section 280G of the Code.

Section 6.08.      Special Dividend. Subject to Applicable Law and the satisfaction or waiver of all of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing), prior to the Effective Time and in connection with the Closing, subject to Applicable Law, the Company shall (a) declare and, prior to the Effective Time, pay a cash dividend per share of Company Stock equal to $4.25 (the “Special Dividend Per Share Amount”) to holders of record of shares of Company Stock (for the avoidance of doubt, excluding the holders of Company Equity Awards that will be accelerated and/or converted after the date hereof in connection with the Mergers; it being agreed that a holder of a Company

Equity Award shall not benefit from the Special Dividend more than once in respect of such Company Equity Award (or any shares underlying such award)) (the “Special Dividend”) and (b)  provide to the transfer agent for the Company Stock all of the cash necessary to pay the Special Dividend to be paid pursuant to this Section 6.08, which cash shall not form part of the Exchange Fund; provided, however, that the Company shall have the right to declare and pay all or any portion of the Special Dividend at any time prior to the Effective Time. For the avoidance of doubt, in no event shall Parent or any of its Affiliates have any obligation, or be subject to any liability, to pay or fund the Special Dividend.

ARTICLE 7
Covenants of Parent

Section 7.01.      Conduct of Parent. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:

(a)     adopt or propose any change to the Parent Organizational Documents (whether by merger, consolidation or otherwise) in a manner that would be materially adverse to the Company’s stockholders;

(b)     (i) merge or consolidate with any other Person or (ii) acquire (including by merger, consolidation, acquisition of stock or assets or entry into joint venture) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property (except in the ordinary course of business), in each case in this clause (b) that, individually or in the aggregate, would, or would reasonably be expected to, prevent, enjoin or delay beyond the End Date the receipt of the Closing Condition Regulatory Approvals;

(c)     adopt or propose a plan of complete or partial merger, liquidation, consolidation, recapitalization, restructuring or other reorganization or dissolution with respect to Parent, Merger Sub 1 or Merger Sub 2, or resolutions providing for or authorizing such a merger, liquidation, consolidation, recapitalization, restructuring or other reorganization or dissolution with respect to Parent, Merger Sub 1 or Merger Sub 2;

(d)     declare, set aside or pay or make any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of Parent Common Stock or any shares of any Subsidiary of Parent’s capital stock or other securities, other than (A) in the case of Parent, (x) regular cash dividends in the ordinary course of business consistent with past practice (including with respect to record and payment dates) or (y) subject to Section 2.08, stock dividends, (B) dividends or distributions by a Subsidiary of Parent to Parent or a Subsidiary of Parent or (C) dividends or distributions required pursuant to the terms of the Parent Organizational Documents or any other Contract to which Parent or any of its Subsidiaries is a party or is otherwise bound; or

(e)     agree, resolve, authorize, commit or propose to do any of the foregoing.

Section 7.02.      Obligations of the Merger Subs. Until the Effective Time, Parent shall at all times be the direct owner of all of the outstanding shares of capital stock of Merger Sub 1 and, until the Second Merger Effective Time, Parent shall at all times be the direct owner of all of the outstanding limited liability company interests of Merger Sub 2. Parent shall take all action necessary to cause each of Merger Sub 1 and Merger Sub 2 to perform its respective obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement. Promptly following the execution of this Agreement, Parent shall cause (i) the sole stockholder of Merger Sub 1 to execute and deliver a written consent approving the First Merger in accordance with the MGCL and its organizational documents and provide a copy of such written consent to the Company, and (ii) the sole member of Merger Sub 2 to execute and deliver a written consent approving the Second Merger in accordance with the LLC Act and its organizational documents and provide a copy of such written consent to the Company. Thereafter, neither Parent nor any of its Subsidiaries shall amend, modify or withdraw either such consent.

Section 7.03.      Director and Officer Liability. (a) For a period of six (6) years after the Effective Time, the Surviving Company and Parent shall (with respect to Parent, only to the extent the Surviving Company is permitted to do so under Applicable Law), jointly and severally, shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to Applicable Law) such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Organizational Documents, the governing or organizational documents of any Subsidiary of the Company and/or the Voting Trust Agreement, each present and former director and officer of the Company and its Subsidiaries and any Person acting as a Voting Trustee under the Voting Trust Agreement (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or a Voting Trustee under the Voting Trust Agreement and pertaining to matters existing or occurring at or prior to the Effective Time, including the Transactions; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification; provided, further, that (i) such indemnification shall be subject to any limitation imposed from time to time under Applicable Law and (ii) if any valid claim for indemnification is made hereunder by a Company Indemnified Party prior to six (6) years after the Effective Time, such indemnification obligation will survive (solely with respect to such claim) until the final resolution of the matter giving rise to such claim.

(b)     For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect policies of directors’ and officers’ liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the Company

Indemnified Parties as such policies maintained by the Company as of the date hereof with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to expend, on an aggregate basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap or such coverage is not otherwise available, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an aggregate premium equal to the Premium Cap. In lieu of the obligations set forth in the foregoing sentence, Parent or the Company may obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)     The provisions of this Section 7.03 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other person, then in each such case, Parent will cause, to the extent necessary, proper provision to be made so that the successors and assigns of Parent or the Surviving Company, as applicable, will assume the obligations set forth in this Section 7.03.

Section 7.04.      Employee Matters. (a) Parent shall or shall cause the Surviving Company to provide each Company Personnel who is as of the Effective Time in the service of Parent or the Surviving Company or a Subsidiary of either (“Continuing Personnel”), during the period commencing at the Effective Time and ending one (1) year thereafter (the “Continuation Period”), with (i) base salary or base wage rate that is no less favorable than the base salary or base wage rate provided to such Continuing Personnel by the Company and its Subsidiaries immediately prior to the Effective Time, and (ii) target annual incentive opportunities that are, in the aggregate, no less favorable than the target annual incentive opportunities (taking into account annual incentive compensation payable in either cash or the grant of an equity award) provided to such Continuing Personnel by the Company and its Subsidiaries immediately prior to the Effective Time; provided that, Parent or the Surviving Company, as applicable, may implement base salary and/or target annual incentive opportunity reductions for Continuing Personnel to the extent any such reductions are made for substantially all similarly situated employees of Parent and its Subsidiaries, including the Surviving Company, in response to or in connection with the COVID-19 pandemic and (ii) employee health and welfare benefits (excluding defined benefit pension benefits, retiree health and welfare and severance benefits) that are in the case of Continuing Personnel employed by the Company and its Subsidiaries, at the discretion of Parent, either substantially comparable in the aggregate to those (1) provided to such Continuing Personnel by the Company and its Subsidiaries immediately prior to the Effective Time, or (2) that are generally made available to similarly situated employees of Parent and its Subsidiaries from time to time. Additionally, Parent agrees that each Continuing Personnel shall, during the Continuation Period, be provided with severance benefits (including the payment of transitional or notice pay) that are no less favorable than the severance benefits (including the payment of transitional or notice pay) provided by the Company and its Subsidiaries to such Continuing Personnel pursuant to the Company practices set forth in Section 7.04(a) of the Company Disclosure Schedule.

(b)     In the event any Continuing Personnel first becomes eligible to participate under any Parent Employee Plan following the Effective Time, Parent shall, or shall cause its Subsidiaries to use commercially reasonable efforts: (i) to waive, or cause to be waived, any preexisting conditions, exclusions, limitations and waiting periods with respect to participation and coverage requirements applicable to such Continuing Personnel under any Parent Employee Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the applicable Company Employee Plan such Continuing Personnel participated in immediately prior to coverage under such Parent Employee Plan and (ii) provide such Continuing Personnel with credit for any copayments and deductibles paid under a Company Employee Plan during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s co-payment and deductible limitations under the relevant Parent Employee Plan in which such Continuing Personnel is eligible to participate from and after the Closing Date, to the same extent such credit was given under the Company Employee Plan such Continuing Personnel participated in immediately prior to coverage under such Parent Employee Plan in satisfying any applicable deductible or out-of-pocket requirements under such Parent Employee Plan.

(c)     As of the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize all service of each Continuing Personnel prior to the Effective Time with the Company and its Subsidiaries (including any respective predecessors to the extent the Company has provided Parent with all reasonably necessary records documenting such service with such predecessors) for all purposes (except for equity compensation vesting), under any benefit plan or arrangement of Parent, the Surviving Company or any of their respective Subsidiaries providing benefits to such Continuing Personnel after the Effective Time to the same extent such service credit was granted under any benefit plan or arrangement of the Company or any of its Subsidiaries. In no event shall anything contained in this Section 7.04(c) result in any duplication of benefits for the same period of service.

(d)     Prior to the Closing Date, the Company shall take all actions that may be necessary or appropriate to cause, as of the day immediately preceding the Closing Date, each Company Employee Plan that, not later than five Business Days prior to the Closing Date, Parent requests that the Company terminate; provided that such termination is permitted under Section 409A of the Code. All resolutions, notices, participant communications or other documents issued, adopted or executed in connection with the termination of such Company Employee Plans shall be subject to Parent’s prior review and approval. Notwithstanding the foregoing, the Company shall not terminate any Company Employee Plan that Parent has requested that the Company terminate if, not later than five Business Days prior to the Closing Date, Parent requests that the Company not terminate such Company Employee Plan.

(e)     If at least five Business Days prior to the Effective Time, Parent directs the Company to terminate the Company 401(k) Plan, the Company shall do so, effective as of immediately prior to the Effective Time. The plan shall be amended to provide for a profit sharing contribution with respect to compensation earned through the Effective Time and, in connection with the termination of such plan, Parent shall permit each Continuing Personnel to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Personnel from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Subsidiaries (a “Parent Qualified Plan”). If the Company 401(k) Plan is terminated as described herein, the Continuing Personnel shall be eligible immediately upon the Closing Date to commence participation in a Parent Qualified Plan.

(f)     Notwithstanding what is set forth in Section 7.04(d), prior to the Effective Time, the Board of Directors of the Company or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any resolutions or amendments and providing any notices to participants, (which resolutions, amendments and notices, if applicable, shall be reasonably satisfactory to Parent) with respect to each Company ESPP to: (i) cause the Plan Period (as defined in the applicable Company ESPP) ongoing as of the date of this Agreement to be the final Plan Period under such Company ESPP and the options under such Company ESPP to be exercised on the earlier of (x) the scheduled purchase date for such Plan Period and (y) the date that is ten Business Days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares of Company Non-Voting Common Stock promptly returned to the participant), (ii) prohibit any individual who is not participating in such Company ESPP as of the date of this Agreement from commencing participation in such Company ESPP following the date of this Agreement, (iii) prohibit participants in such Company ESPP from increasing their payroll deductions from those in effect as of the date of this Agreement and (iv) terminate such Company ESPP as of, and subject to, the Effective Time.

(g)    Without limiting the generality of Section 11.06, nothing contained in this Section 7.04 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Continuing Personnel, for any period of time following the Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan or Parent Employee Plan, or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

Section 7.05.      Section 15(f) of the Investment Company Act. (a) Parent acknowledges that the Company has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not in limitation) of the foregoing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts after the Effective Time to conduct its business to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any Public Fund for which any Subsidiary of the Company provides Investment Advisory Services: (a) for a period of not less than three (3) years after the Effective Time, no more than 25% of the members of the board of directors or trustees of any Public Fund sponsored by the Company or any of its Subsidiaries shall be “interested persons” (as defined in the Investment Company Act) of any investment adviser for such Public Fund immediately prior to the Effective Time, or any investment adviser for such Public Fund following the Effective Time, and (b) for a period of not less than two (2) years after the Effective Time, neither Parent nor any of its Affiliates shall impose an “unfair burden” (within the meaning of the Investment Company Act, including any interpretations or no-action letters of the SEC) on any Public Fund (whether or not sponsored by the Company or any of its Subsidiaries) as a result of the transactions contemplated by this Agreement or any express or implied terms, conditions or understandings applicable thereto.

(b)     For a period of three (3) years after the Closing Date, Parent shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) to a third party of any Advisory Agreement between Parent or any of its Affiliates and any Public Fund, without first using reasonable best efforts to obtain from the counterparty to such transaction a covenant in all material respects comparable to that contained in this Section 7.05.

Section 7.06.      Registration Procedures and Expenses. Parent shall use its reasonable best efforts to file with the SEC, within one (1) Business Day following the Closing, an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3 (an “Automatic Shelf Registration Statement”) (or, if Parent does not qualify as a well-known seasoned issuer as defined in Rule 405 under the Securities Act, a registration statement (which shall be on Form S-3 if Parent is then eligible to use such form)) permitting the public resale of all shares of Parent Common Stock issued pursuant to the Parent Share Issuance to the Voting Trust and/or any of the Voting Trustees (the “Registrable Securities”) on a delayed or continuous basis pursuant to Rule 415 of the Securities Act in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder (such registration statement, the “Resale Registration Statement”).  If the Resale Registration Statement is not an Automatic Shelf Registration Statement, Parent shall use its reasonable best efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof.  Parent shall use its reasonable best efforts to maintain the effectiveness of the Resale Registration Statement until the earlier of such time as (i) all Registrable Securities have been sold pursuant thereto and (ii) all Registrable Securities may be sold pursuant to Rule 144 under the Securities Act and any restrictive legend on such Registrable Securities has been removed or will be removed upon resale.  Parent agrees to indemnify and hold harmless each holder of Registrable Securities against any losses, claims, damages or liabilities to which such holder may become subject by reason of any untrue statement of a material fact contained in the Resale Registration Statement or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of or are based upon information furnished in writing to Parent by or on behalf of such holder for use in the Resale Registration Statement.  Parent shall have the right to assume the defense and settlement of any claim or suit for which Parent may be responsible for indemnification under this Section 7.06.  Parent shall pay the expenses incurred by it in complying with its obligations under this Section 7.06, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for Parent, and fees and expenses of accountants for Parent, but excluding any brokerage fees, selling commissions or underwriting discounts incurred by the holders of Registrable Securities in connection with sales under the Resale Registration Statement. Notwithstanding anything to the contrary herein, (a) Parent shall promptly notify each holder of Registrable Securities if (i) any stop order is issued or threatened by the SEC or any state securities commission in respect of the Resale Registration Statement or (ii) Parent believes, in its good faith judgment, that the Resale Registration Statement or any prospectus issued pursuant to such registration statement may contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (b) in such an event, each holder of Registrable Securities acknowledges that public sales of Registrable Securities may not be made pursuant to the Resale Registration Statement.

ARTICLE 8
Covenants of Parent and the Company

Section 8.01.      Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use reasonable best efforts (subject to Section 8.01(c)) to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions (including (i) preparing and filing, as promptly as practicable, with any Governmental Authority or other Third Party all documentation to effect all necessary Filings (including Filings pursuant to the HSR Act, which shall be made within fifteen (15) Business Days after the date of this Agreement) (and, absent the prior written consent of the other party, not withdrawing any such Filings) and resubmitting any such Filings as soon as is reasonably practicable in the event such filings are rejected for any reason whatsoever by the relevant Governmental Authority, (ii) making as promptly as practicable (and, in any event, within thirty (30) days) after the date of this Agreement, all Filings necessary, proper or advisable in connection with obtaining the Closing Condition Regulatory Approvals, and (iii) using reasonable best efforts (subject to Section 8.01(c)) to obtain, as promptly as practicable, all Consents required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions and the expiration or termination of any waiting period that suspends consummation of the Transactions). To the extent permitted by Applicable Law, the Company and Parent shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by any Governmental Authority in connection with the Transactions. Without limiting the foregoing, none of the Company or Parent or their respective Affiliates shall extend any waiting period under the HSR Act or other Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

(b)     Each of the Company and Parent shall, to the extent permitted by Applicable Law, (i) promptly notify the other party of any substantive written communication made or received by the Company or Parent, as applicable, with any Governmental Authority relating to Antitrust Law (or any other Filings made pursuant to this Section 8.01) and regarding this Agreement, the Mergers or any of the other Transactions, and, if permitted by Applicable Law, use reasonable best efforts to permit the other party to review in advance any proposed written communication to any such Governmental Authority and consider in good faith such other party’s (and any of their respective outside counsel’s) comments to such proposed written communication, (ii) not agree to participate in any in-person meeting or substantive discussion with any Governmental Authority in respect of any Filing, investigation or inquiry relating to Antitrust Law (or any other Filings made pursuant to this Section 8.01) and regarding this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other party in advance and, to the extent permitted by such Governmental Authority, gives such other party the opportunity to attend or participate, as applicable, and (iii) promptly furnish the other party with copies of all substantive correspondence, filings and written communications between it and its Affiliates and Representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.01 as “outside counsel only.”

(c)     Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Mergers to occur prior to the End Date. Neither the Company nor any of its Subsidiaries shall agree to take any action in connection with the foregoing without Parent’s prior written consent; provided that, at the written request of Parent, the Company shall, and shall cause its Subsidiaries to, agree to take any action in connection with the foregoing so long as such action is conditioned upon the occurrence of the Closing.

(d)     In the event any Proceeding by any Governmental Authority or other Third Party is commenced which questions the validity or legality of, or otherwise challenges, the Transactions, or seeks damages in connection therewith, Parent and the Company shall, subject to the provisions set forth in this Section 8.01(d), reasonably cooperate and use reasonable best efforts to defend against such Proceeding, and if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted or extinguished, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions; provided, that, unless Parent elects to do so, nothing in this Agreement shall require Parent to commence any litigation against any Governmental Authority. Parent shall, in consultation with the Company, be entitled to direct the defense of the Transactions before any Governmental Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities regarding (x) the expiration or termination of any applicable waiting period relating to the Mergers under the HSR Act, (y) any other Antitrust Law or (z) obtaining any Parent Governmental Authorization or Company Governmental Authorization or any other Consent from a Governmental Authority, so long as Parent’s actions in connection therewith are otherwise in accordance with Parent’s obligations under this Section 8.01.

(e)     As soon as reasonably practicable following the date hereof, the Company shall cause the Company Broker-Dealer Subsidiary to prepare and submit a FINRA Application consistent with the requirements of FINRA Rule 1017 seeking approval of the change of ownership and control of the Company Broker-Dealer Subsidiary contemplated by the Transactions and this Agreement. The Form of the FINRA Application shall be subject to the approval of Parent, which approval shall not unreasonably be withheld, conditioned or delayed. Parent shall (and shall cause its Affiliates to) timely provide to the Company all information required to complete the FINRA Application and respond to any further FINRA requests.

(f)      Parent acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the Company and the Company Broker-Dealer Subsidiary shall not be obligated to take any action that could reasonably be expected to give rise to any requirement for a FINRA Application pursuant to FINRA Rule 1017(a)(5) for approval of any material change in business operations of the Company Broker-Dealer Subsidiary in connection with the transactions contemplated hereby prior to the Closing.

(g)     As soon as reasonably practicable following the date hereof, the Company shall cause the Company Broker-Dealer Subsidiary and any other Subsidiary of the Company that is a participant in the NSCC or any other clearing agency subsidiary of DTCC to submit to DTCC, on behalf of such clearing agency subsidiary, written notification regarding the change of ownership and control of the Company Broker-Dealer Subsidiary and any such other Subsidiaries contemplated by the Transactions and this Agreement (the “DTCC Notification”) consistent with the requirements of the rules of NSCC or such other clearing agency, if applicable.

(h)     At least thirty (30) days prior to the Closing Date, the Company shall cause the Company Broker-Dealer Subsidiary and each CPO/CTA Subsidiary to submit written notification regarding the change of ownership and control of such entities to any Self-Regulatory Organization of which it is a member and to each state or other U.S. jurisdiction in which it is registered to act as a Broker-Dealer (the “Other Regulatory Notifications”).

(i)      The Company and Parent shall reasonably cooperate with each other and their respective Representatives in obtaining any other Consents that may be required in connection with the Transactions; provided that pursuing the Consents described in Section 6.05 and Section 8.01(a) to Section 8.01(h) shall be governed by Section 6.05 and Section 8.01(a) to Section 8.01(h), respectively. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Company or any of its Affiliates or Parent or any of its Affiliates to, and without Parent’s prior written consent neither the Company nor any of its Affiliates shall, make, or cause to be made, any payment or other accommodation to any Third Party in order to obtain the Consent of such Third Party (including any Client Consent); provided that pursuing the Consents described in Section 6.05 and Section 8.01(a) to Section 8.01(h) shall be governed by Section 6.05 and Section 8.01(a) to Section 8.01(h), respectively.

Section 8.02.   Certain Filings; SEC Matters. (a) As promptly as practicable following the date of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC, a Registration Statement on Form S-4 (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the shares of Parent Common Stock to be issued to the stockholders of the Company (other than the Voting Trust, the Voting Trustees and/or the holders of Voting Trust Receipts) pursuant to the Parent Share Issuance, which Registration Statement shall include an information statement/prospectus relating to the Transactions and the issuance of such shares of Parent Common Stock (the “Information Statement/Prospectus”). The Information Statement/Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act and other Applicable Law.

(b)     Each of the Company and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Mergers. Promptly after the Registration Statement is declared effective by the SEC, the Company shall file the Information Statement/Prospectus with the SEC. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Information Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Information Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Information Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Information Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Securities Exchange Act, the MGCL, the LLC Act and the rules of the Company Stock Exchange (solely in the case of the Company) and the Parent Stock Exchange (solely in the case of Parent) in connection with the filing and distribution of the Information Statement/Prospectus and the Registration Statement.

(c)     Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of the Parent Stock Exchange and the SEC to enable the listing of the Parent Common Stock being registered pursuant to the Registration Statement on the Parent Stock Exchange no later than the Effective Time, subject to official notice of issuance. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions (provided that in no event shall Parent be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d)     Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, Filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC, the Company Stock Exchange and/or the Parent Stock Exchange in connection with the Transactions, including the Registration Statement and the Information Statement/Prospectus. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and/or the Information Statement/Prospectus.

(e)     If at any time prior to the Election Deadline, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Registration Statement or the Information Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.

Section 8.03.      Public Announcements. The initial press release concerning this Agreement and the Transactions shall be a joint press release to be agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts or making or distributing any broad-based employee communication, in each case, with respect to this Agreement or the Transactions (collectively, a “Release”) and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 8.03 shall not apply to any Release (a) made or proposed to be made by the Company in compliance with Section 6.03 with respect to the matters contemplated by Section 6.03, (b) if such Release does not disclose any non-public information regarding the Transactions beyond the scope of any previously agreed Release to which the other party had been consulted or (c) in connection with any dispute between the parties regarding this Agreement or the Transactions.

Section 8.04.      Notices of Certain Events. Each of the Company and Parent shall promptly advise the other of (i) any notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) subject to Section 11.14, any notice or other material communication from any Governmental Authority in connection with the Transactions; (iii) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (iv) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or (v) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 8.04 shall not constitute the failure of any condition set forth in Article 9 to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article 9 to be satisfied.

Section 8.05.      Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act.

Section 8.06.      Transaction Litigation. The Company shall promptly notify Parent of any stockholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep Parent informed regarding any such Transaction Litigation. The Company (i) shall give Parent the opportunity to participate in the defense and settlement of any Transaction Litigation, (ii) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any Transaction Litigation, and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the

Company shall consider in good faith. The Company shall not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 8.07.      Stock Exchange Delisting. Each of the Company and Parent agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist the Company Non-Voting Common Stock from the Company Stock Exchange and terminate its registration under the Securities Exchange Act; provided that such delisting and termination shall not be effective until the Effective Time.

Section 8.08.      Dividends. Except with respect to the Special Dividend, each of the Company and Parent shall coordinate with the other regarding the declaration and payment of dividends in respect of Company Stock and Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the Company and Parent that no holder of Company Stock or Parent Common Stock shall receive two (2) dividends, or fail to receive one (1) dividend, for any single calendar quarter with respect to its shares of Company Stock, on the one hand, and shares of Parent Common Stock any holder of Company Stock receives pursuant to the First Merger, on the other.

Section 8.09.      State Takeover Statutes. Each of Parent, Merger Sub 1, Merger Sub 2 and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents, as applicable, is or becomes applicable to the Mergers or any of the other Transactions, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Mergers or any other Transactions, cooperate and grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 8.10.      Tax Matters. (a) Notwithstanding anything to the contrary, and without limiting Section 6.01, the Company shall not effect, outside of the ordinary course of business, any internal reorganization or restructuring involving the Company and/or any of its Subsidiaries without first giving Parent prior written notice thereof and consulting with Parent in good faith with respect thereto.

(b)     Each of Parent and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts (i) to cause the Mergers, taken together as an integrated transaction, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which each of Parent, Merger Sub 2 (in the event Merger Sub 2 is treated as a corporation for U.S. federal income tax purposes at the Second Merger Effective Time) and the Company, as applicable, will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, including, in the case of Parent, treating Merger Sub 2 as an entity disregarded as separate from Parent (within the meaning of Section 301.7701-3 of the Treasury Regulations) if such treatment is reasonably determined by counsel to Parent or the Company to be necessary for the Mergers to so qualify and for such counsel to provide the Tax opinions described in Sections 9.02(f) and 9.03(f), as applicable, and (ii) not to take or cause to be taken any action reasonably likely to cause, or fail to take or agree not to take any action if the failure to take such action would be reasonably likely to cause, the Mergers, taken together, to fail to qualify as a “reorganization” under Section 368(a) of the Code.

(c)     Parent shall use its reasonable best efforts to obtain the Tax opinion described in Section 9.02(f) and a similar Tax opinion dated the effective date of the Registration Statement, including a Tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. Parent shall use its reasonable best efforts to cause its officers and the officers of each of Merger Sub 1 and Merger Sub 2 to execute and deliver to counsel of the Company and Parent letters of representation customary for transactions of this type and reasonably satisfactory to counsel of the Company and Parent for purposes of providing the Tax opinions described in this Section 8.10 at such time and times as such counsel shall reasonably request, including the effective date of the Registration Statement and at the Closing.

(d)     The Company shall use its reasonable best efforts to obtain the Tax opinion described in Section 9.03(f) and a similar Tax opinion dated the effective date of the Registration Statement, including a Tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. The Company shall use its reasonable best efforts to cause its officers to execute and deliver to counsel of the Company and Parent letters of representation customary for transactions of this type and reasonably satisfactory to counsel of Company and Parent for purposes of providing the Tax opinions described in this Section 8.10 at such time and times as such counsel shall reasonably request, including the effective date of the Registration Statement and at the Closing.

(e)     Subject to adjustment as provided in Section 2.08, (i) the Merger Consideration per Company Share (other than any Excluded Share and Hook Stock Shares) shall be the Per Share Cash Amount and a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Mixed Election Stock Exchange Ratio, subject to the election procedures described in Sections 2.04 and 2.05, (ii) the Merger Consideration per Hook Stock Share shall be a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Fixed Exchange Ratio and (iii) the aggregate Merger Consideration for all Company Shares (other than Excluded Shares) shall be (A) a number of shares of Parent Common Stock equal to the product of (x) the Mixed Election Stock Exchange Ratio and (y) the total number of Company Shares (other than Excluded Shares and Hook Stock Shares) issued and outstanding immediately prior to the Effective Time, subject to cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.09, (B) an amount of cash equal to the product of (x) the Per Share Cash Amount and (y) the total number of Company Shares (other than Excluded Shares and Hook Stock Shares) issued and outstanding immediately prior to the Effective Time and (C) a number of shares of Parent Common Stock equal to the product of (x) the Fixed Exchange Ratio and (y) the total number of Hook Stock Shares. Accordingly, based on the advice of their respective counsel, each of Parent and the Company agree that, absent a change of law (including any change in the official position regarding the application or interpretation thereof by any Governmental Authority, including the making or issuance of any rule, regulations, ruling (including a private letter ruling) or other form of official guidance) after the date hereof, (i) this Agreement provides for “fixed consideration” within the meaning of Treasury Regulations Section 1.368-1(e)(2)(iii), such that Treasury Regulations Section 1.368-1(e)(2)(i) shall apply for purposes of determining whether the Mergers, taken together, satisfy the “continuity of interest” requirement under the Code and Treasury Regulations, and (ii) the Tax opinions described in Sections 9.02(f) and 9.03(f) shall be based on the agreements set forth in clause (i) of this sentence. Parent and the Company intend to report, for U.S. federal income tax purposes, the Mergers, taken together, as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding any provision in this Agreement to the contrary, none of Parent, the Company or any Subsidiary of either Parent or the Company shall have any liability or obligation to any holder of Company Stock should the Mergers, taken together, fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 8.11.      Treatment of Existing Indebtedness. (a) Prior to the Closing Date, the Company shall, as reasonably requested by Parent, (i) deliver (or cause to be delivered) notices of the payoff, prepayment, discharge and termination of any outstanding indebtedness or obligations of the Company and each applicable Subsidiary of the Company under the Company Credit Agreement and any other indebtedness for borrowed money of the Company and any of its Subsidiaries (other than the Company Notes) (the amounts outstanding under the Company Credit Agreement and under all other indebtedness for borrowed money of the Company and its Subsidiaries (other than the Company Notes), the “Company Indebtedness Payoff Amount”), (ii) take all other actions within its control and reasonably required to facilitate the repayment of the Company Indebtedness Payoff Amount, including the termination of the commitments under the Company Credit Agreement substantially concurrently with the Effective Time, subject to Parent’s compliance with its obligations under the following sentence, and (iii) obtain customary payoff or termination letters or other similar evidence with respect to the Company Credit Agreement and any other indebtedness for borrowed money of the Company and any of its Subsidiaries (other than the Company Notes), in each case, in a form reasonably acceptable to Parent at least two (2) Business Days prior to the Closing Date (which payoff letters shall be subject to customary conditions). Parent shall (x) irrevocably pay off, or cause to be paid off, at or prior to the Effective Time, the Company Indebtedness Payoff Amount (if any) and (y) take all actions within its control to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligations under this Section 8.11(a).

(b)     The Company shall timely provide or cause to be provided, in accordance with the provisions of the indenture, dated October 2, 2007, as supplemented by the supplemental indentures relating thereto (the “Indenture”) relating to the Company Notes, to the trustee under the Indenture, any notices, announcements, certificates, legal opinions or other documents and instruments required pursuant to the Indenture to be provided in connection with the Transactions prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any notice, announcement, certificate, legal opinion or other document and instrument referred to in this Section 8.11(b), in each case, before such document or instrument is provided to the trustee under the Indenture, and such documents and instruments shall be reasonably acceptable to Parent. The Company shall not redeem the Company Notes without the prior written consent of Parent.

Section 8.12.      Determination of Base Date Revenue Run-Rate. Within ten (10) Business Days after the date of this Agreement, the Company will deliver to Parent a written certificate in the form set forth under Section 8.12 of the Company Disclosure Schedule, setting forth, as of the Base Date, (i) the name of each Client (or account number in the case of natural person Clients), (ii) whether such Client is a (A) Public Fund, (B) Private Fund, (C) Non-U.S. Retail Fund or (D) not a Fund, (iii) the amount of Base Date Revenue Run-Rate for each such Client, and (iv) the aggregate amount of Base Date Assets Under Management and the aggregate amount of Base Date Revenue Run-Rate, in each case for all Clients (the “Base Date Certificate”), in each case calculated based upon the methodology used to calculate the estimates of Base Date Assets Under Management and Base Date Revenue Run Rate set forth on Section 4.16(d) of the Company Disclosure Schedule, together with reasonably detailed supporting documentation therefor; provided that with respect to the Non-SMA Base RRR, the Base Date Certificate shall set forth, and utilize for calculating Base Revenue Run-Rate, the same aggregate amount of Base Date Assets Under Management as set forth on Section 4.16(d) of the Company Disclosure Schedule. During the ten (10) Business Days immediately following Parent’s receipt of the Base Date Certificate, Parent and its Representatives will be permitted to review the applicable books and records relating to the preparation of the Base Date Certificate, and the Company will make reasonably available the individuals responsible for the preparation of the Base Date Certificate in order to respond to the reasonable inquiries related thereto. Parent may notify the Company in writing (a “Disagreement Notice”) within ten (10) Business Days after receiving the Base Date Certificate if Parent disagrees with any of the calculations of any item in the Base Date Certificate, which Disagreement Notice shall set forth in reasonable detail the basis for such dispute and Parent’s calculations of such items (the “Disputed Items”). During the five (5) Business Days immediately following the delivery of a Disagreement Notice, Parent and the Company will seek in good faith to resolve all Disputed Items. If at the end of such five (5) Business Days period, Parent and the Company have been unable to resolve all Disputed Items, then Parent and the Company will submit to KPMG US LLP (the “Independent Expert”) for review and resolution any and all Disputed Items that remain in dispute. Parent and the Company will cause the Independent Expert to make a final determination on such Disputed Items as well as any related modifications to the Base Date Certificate within ten (10) Business Days from such submission. The Independent Expert shall be authorized to resolve only those Disputed Items remaining in dispute between the parties, strictly pursuant to the principles set forth in this Agreement, within the range of the difference between Parent’s position with respect thereto and the Company’s position with respect thereto. The Independent Expert shall make a written determination as to each such Disputed Item, which determination shall be final and binding on the parties for all purposes hereunder absent manifest error or fraud. The costs, fees and expenses of the Independent Expert shall be borne equally by Parent, on the one hand, and the Company, on the other hand.

ARTICLE 9
Conditions to the Mergers

Section 9.01.      Conditions to the Obligations of Each Party. The obligations of the Company, Parent, Merger Sub 1 and Merger Sub 2 to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each such party;

provided that the condition set forth in Section 9.01(a) shall not be waivable) of the following conditions:

(a)     the Company Stockholder Approval shall have been obtained in accordance with all Applicable Law;

(b)     no Applicable Law or Order preventing or making illegal the consummation of the Mergers or any of the other Transactions shall be in effect, and no litigation or similar legal action by any Governmental Authority (in any jurisdiction in which Parent, the Company or any of their respective Subsidiaries conducts material operations) seeking to prohibit or restrain the Mergers shall be pending;

(c)     the Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending; and

(d)     the shares of Parent Common Stock to be issued in the Parent Share Issuance shall have been approved for listing on the Parent Stock Exchange, subject to official notice of issuance.

Section 9.02.      Conditions to the Obligations of Parent and Merger Sub 1 and Merger Sub 2. The obligations of Parent, Merger Sub 1 and Merger Sub 2 to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a)     the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)     (i) (A) any applicable waiting period or periods under the HSR Act shall have expired or been terminated and (B) the Closing Condition Regulatory Approvals shall have been made, obtained or received (or the waiting periods with respect thereto shall have expired or been terminated), as applicable, and shall be in full force and effect, in each case without the imposition of a requirement that Parent or any of its Subsidiaries (including the Company and its Subsidiaries) take any action or comply with any restriction prior to, on or after the Closing that Parent would not be required to take or comply with under Section 8.01(c) and (ii) no Applicable Law or Order shall be in force and effect and no litigation or similar legal action by any Governmental Authority (in any jurisdiction in which Parent, the Company or any of their respective Subsidiaries conducts material operations) shall be pending, in each case that imposes or seeks to impose a requirement that Parent or any of its Subsidiaries (including the Company and its Subsidiaries) take any action or comply with any restriction prior to, on or after the Closing that Parent would not be required to take or comply with under Section 8.01(c);

(c)     (i) the representations and warranties of the Company contained in Section 4.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.01, Section 4.02,

, Section 4.05 (other than 4.05(a)), Section 4.06, Section 4.27, Section 4.28 and Section 4.29 which (A) are not qualified by a materiality or Company Material Adverse Effect qualification or exception, shall be true and correct in all material respects and (B) are qualified by a materiality or Company Material Adverse Effect qualification or exception, shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of the Company contained in Section 4.10(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)     since the date of this Agreement, there shall not have occurred any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e)     Parent shall have received a certificate signed by an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.02(a), Section 9.02(c), Section 9.02(d) and Section 9.02(g);

(f)      Parent shall have received the opinion of Davis Polk & Wardwell LLP, counsel to Parent, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together as an integrated transaction, will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be dated the Closing Date; provided that if Davis Polk & Wardwell LLP does not render such opinion for any reason, this condition shall nonetheless be deemed satisfied if a third party nationally recognized law or accounting firm as reasonably agreed to by Parent and the Company renders such opinion to Parent. In rendering such opinion, such counsel may require and will be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the tax representation letters described in Section 8.10; and

(g)     The Client Consent Percentage shall be at least 80%.

Section 9.03.      Conditions to the Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a)     each of Parent, Merger Sub 1 and Merger Sub 2 shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)     both (i) any applicable waiting period or periods under the HSR Act shall have expired or been terminated and (ii) the Closing Condition Regulatory Approvals shall have been made, obtained or received (or the waiting periods with respect thereto shall have expired or been terminated), as applicable;

(c)     (i) the representations and warranties of Parent contained in Section 5.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Parent contained in Section 5.01 (other than the third sentence thereof), Section 5.02, Section 5.04(i), Section 5.16, Section 5.17 and Section 5.18 which (A) are not qualified by a materiality or Parent Material Adverse Effect qualification or exception, shall be true and correct in all material respects and (B) are qualified by a materiality or Parent Material Adverse Effect qualification or exception, shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of Parent contained in Section 5.10(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); and (iv) the other representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(d)     since the date of this Agreement, there shall not have occurred any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(e)     the Company shall have received a certificate signed by an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.03(a), Section 9.03(c) and Section 9.03(d); and

(f)      the Company shall have received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together as an integrated transaction, will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be dated the Closing Date; provided that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion for any reason, this condition shall nonetheless be deemed satisfied if a third party nationally recognized law or accounting firm as reasonably agreed to by Parent and the Company renders such opinion to the Company. In rendering such opinion, such counsel may require and will be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the tax representation letters described in Section 8.10.

ARTICLE 10
Termination

Section 10.01.  Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval):

(a)     by mutual written agreement of the Company and Parent; or

(b)     by either the Company or Parent, if:

(i)     the Mergers have not been consummated on or before October 7, 2021 (as such date may be extended pursuant to the following proviso, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Mergers to be consummated by such time; or

(ii)    there shall be in effect any Applicable Law that permanently enjoins, prevents or prohibits the consummation of the Mergers and, if such Applicable Law is an Order, such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party which has not complied with its obligations under this Agreement in respect of any such Applicable Law; or

(iii)   the Company Stockholder Approval shall not have been obtained by the Company Stockholder Approval Deadline; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(iii) shall not be available to the Company if the Company’s breach of any provision of this Agreement results in the failure of the Company Stockholder Approval to be obtained by the Company Stockholder Approval Deadline; or

(c)     by Parent, if:

(i)    a Company Adverse Recommendation Change shall have occurred; provided, that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 10.01(c)(i) following the receipt of the Company Stockholder Approval; or

(ii)   any Governmental Authority that must provide a Consent to satisfy one or more of the conditions set forth in Section 9.02(b) has denied such Consent and such denial has become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent’s breach of any provision of this Agreement results in the denial of such Consent; or

(iii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(c) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within forty-five (45) days following written notice to the Company from Parent of such breach or failure to perform, but Parent may terminate this Agreement under this Section 10.01(c)(iii) only so long as Parent is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 9.03(a) or Section 9.03(c) not to be satisfied; or

(iv)     the Company shall have willfully breached any of its obligations under Section 6.03 or Section 6.04 in any material respect other than in the case where (w) such breach is a result of an isolated action by a Representative of the Company (other than a director or officer of the Company), (x) such breach was not caused by, or within the knowledge of, the Company, (y) the Company takes appropriate actions to remedy such breach promptly upon discovery thereof, and (z) Parent is not harmed as a result thereof; provided that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 10.01(c)(iv) following the receipt of the Company Stockholder Approval; or

(d)     by the Company, if:

(i)     at any time prior to the Company Approval Time in order to enter into an Alternate Company Acquisition Agreement with respect to a Company Superior Proposal pursuant to Section 6.03(b); provided that prior to or concurrently with such termination, the Company pays, or causes to be paid, to Parent, in immediately available funds the Company Termination Fee pursuant to Section 10.03; or

(ii)    any Governmental Authority that must provide a Consent to satisfy one or more of the conditions set forth in Section 9.03(b) has denied such Consent and such denial has become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement results in the denial of such Consent; or

(iii)   a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent, Merger Sub 1 or Merger Sub 2 set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(c) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent, Merger Sub 1 or Merger Sub 2, as applicable, within forty-five (45) days following written notice to Parent from the Company of such breach or failure to perform, but the Company may terminate this Agreement under this Section 10.01(d)(iii) only so long as the Company is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or Section 9.02(c) not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02.  Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder or Representative of such party) to the other parties hereto, except as provided in Section 10.03; provided that neither Parent nor the Company shall be released from any liabilities or damages arising out of any (i) fraud by such party (ii) the willful breach by such party of any representation or warranty on the part of such party set forth in this Agreement or (iii) the willful breach by such party of any covenant or agreement binding on such party set forth in this Agreement (clauses (i)-(iii) collectively, “Willful Breach”). The provisions of this Section 10.02, Section 10.03 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01. In addition, the termination of this Agreement shall not affect the parties’ respective obligations under the Company Confidentiality Agreement and Parent Confidentiality Agreement.

Section 10.03.  Termination Fees. (a) If this Agreement is terminated:

(i)    by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iv) or by the Company or Parent pursuant to any other provision of Section 10.01 at a time when this Agreement was terminable by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iv); or

(ii)   by the Company or Parent pursuant to Section 10.01(b)(i) (without the Company Stockholder Approval having been obtained), by the Company or Parent pursuant to Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(iii) (without the Company Stockholder Approval having been obtained or, if such termination is after the Company Stockholder Approval has been obtained, as a result of a willful breach by the Company) and: (A) at or prior to the time of termination of this Agreement, a Company Acquisition Proposal shall have been publicly disclosed or announced (in each case, and not publicly withdrawn) or made known to the management or board of directors of the Company (in each case, and not publicly withdrawn), or any Person shall have publicly announced (in each case, and not publicly withdrawn) an intention (whether or not conditional) to make a Company Acquisition Proposal; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Company Acquisition Proposal is consummated; or (2) a definitive agreement relating to any Company Acquisition Proposal is entered into by the Company; or

(iii)  by the Company pursuant to Section 10.01(d)(i);

then, in each case, the Company shall pay to Parent (or a Person designated by Parent), in cash at the time specified in the following sentence, a fee in the amount of $206,000,000 (the “Company Termination Fee”). The Company Termination Fee shall be payable as follows: (i) in the case of Section 10.03(a)(i), in the event the Company Termination Fee is payable in connection with a termination of this Agreement (A) by Parent, within five (5) Business Days of such termination, and (B) by the Company, substantially concurrently with, and as a condition to, such termination, (ii) in the event the Company Termination Fee is payable under Section 10.03(a)(iii), substantially concurrently with, and as a condition to, such termination and (iii) in the event the Company Termination Fee is payable under Section 10.03(a)(ii), substantially concurrently with, and as a condition to, the earlier of the consummation of the applicable transaction and the entry into a definitive agreement with respect to the applicable transaction. For purposes of Section 10.03(a)(ii)(B), “Company Acquisition Proposal” shall have the meaning assigned thereto in Section 1.01, except that references in the definition to “15%” shall be replaced by “50%.”

(b)     Any payment of the Company Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(c)     The parties agree and understand that (x) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and (y) in no event shall Parent be entitled, pursuant to this Section 10.03, to receive an amount greater than an amount equal to (A) the Company Termination Fee plus (B) any Collection Expenses. Notwithstanding anything to the contrary in this Agreement, except in the case of Willful Breach, (i) in circumstances where the Company Termination Fee is payable or is paid pursuant to this Section 10.03, such payment shall be the sole and exclusive remedy for damages of Parent or its Subsidiaries and their respective former, current or further partners, stockholders, managers, members, Affiliates and Representatives, as applicable, and none of the Company, any of its Subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, Affiliates or Representatives, as applicable, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (ii) if Parent, Merger Sub 1 or Merger Sub 2 receives any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Company Termination Fee pursuant to this Section 10.03, the amount of such Company Termination Fee shall be reduced by the aggregate amount of such payments made by the Company prior to paying the Company Termination Fee in respect of any such breaches. The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the Transactions, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty. Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 10.03, such party shall also pay any reasonable and documented costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment (such interest, together with reasonable and documented costs and expenses of enforcement as provided in the immediately preceding sentence, “Collection Expenses”).

ARTICLE 11
Miscellaneous

Section 11.01.  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to the Company, to:

Eaton Vance Corp.

Two International Place

Boston, Massachusetts 02110

Attn:	Frederick S. Marius, Vice President, Secretary and Chief Legal Officer

Email:	FMarius@EatonVance.com

with copies to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

Attn: Joseph B. Conahan, Esq.

Email: joseph.conahan@wilmerhale.com

Wilmer Cutler Pickering Hale and Dorr LLP
2600 El Camino Real, Suite 400

Palo Alto, California 94306

Attn: Eric P. Hanson, Esq.

Email: eric.hanson@wilmerhale.com

and

DLA Piper LLP (US)
The Marbury Building 6225 Smith Avenue

Baltimore, Maryland 21209

Attn:	Robert W. Smith, Jr., Esq.

Penny J. Minna, Esq.

Email:	jay.smith@us.dlapiper.com penny.minna@us.dlapiper.com

If to Parent, Merger Sub 1 or Merger Sub 2 and, post-closing, the Surviving Company, to:

Morgan Stanley

1585 Broadway Avenue

New York, NY 10036

Attention: Eric F. Grossman, Chief Legal Officer

Email: Eric.Grossman@morganstanley.com

with a copy to (which shall not constitute notice):

Davis, Polk & Wardwell LLP
450 Lexington Ave.

New York, NY 10017

Attn:	Marc O. Williams, Esq. Brian Wolfe, Esq.

Email:	marc.williams@davispolk.com brian.wolfe@davispolk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02.  Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements set forth in Article 2, Section 7.03 and this Article 11, which shall survive the Effective Time.

Section 11.03.  Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Applicable Law without such approval having first been obtained.

(b)     No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except that expenses incurred with the filing fee for the Registration Statement and the printing and mailing of the Information Statement/Prospectus, the Form of Election and the Registration Statement shall be shared equally by Parent and the Company.

Section 11.05.  Disclosure Schedule References and SEC Document References. (a) The parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to be an exception to and to qualify (or, as applicable, a disclosure for purposes of), the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. The parties hereto further agree that (other than with respect to any items disclosed in Section 4.20(a) of the Company Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such other section) disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face to a reasonable person without any independent knowledge regarding the matter(s) so disclosed, notwithstanding the omission of a cross-reference to such other section or subsections.

(b)     The parties hereto agree that in no event shall any disclosure (other than statements of historical fact) contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Cautionary Statement Regarding Forward-Looking Statements,” “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06.  Binding Effect; Benefit; Assignment.

(a)     The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, except for: (i) only following the Effective Time, the right of (x) the Company’s stockholders to receive the applicable Merger Consideration in respect of their shares of Company Stock pursuant to Section 2.04 and to receive the Special Dividend in respect of their shares of Company Stock pursuant to Section 6.07, and (y) the holders of Company Equity Awards to receive the applicable consideration in respect of their Company Equity Awards pursuant to Section 2.07, (ii) the right of the Company Indemnified Parties to enforce the provisions of Section 7.03 and (iii) the right of the holders of Registrable Securities to enforce the provisions of Section 7.06. Except as provided in Section 7.03 and in this Section 11.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)     No party may assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing; provided that such transfer or assignment shall not relieve Parent, Merger Sub 1 or Merger Sub 2 of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent, Merger Sub 1 or Merger Sub 2. Any assignment in contravention of the preceding sentence shall be null and void ab initio.

Section 11.07.  Governing Law. This Agreement and all actions (whether in contract or tort between or among the parties hereto) based on, arising out of or relating to the negotiation, execution or performance of this Agreement or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Applicable Law that might otherwise govern under applicable principles of conflicts of law rules thereof (other than with respect to matters that are required to be governed by the MGCL or the LLC Act).

Section 11.08.  Jurisdiction/Venue. Each of the parties hereto agrees that any suit, action or proceeding between or among the parties hereto seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought, tried and determined only in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any suit, action or proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 11.01 or in such other manner as may be permitted by Applicable Law, and agrees that nothing in this Section 11.08 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any suit, action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) waives any objection that it may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (v) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Merger Sub 1, Merger Sub 2 and the Company agrees that a final judgment in any suit, action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.09.  WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGERS OR THE OTHER TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10.  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by e-mail with ..pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by e-mail or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.  Entire Agreement. This Agreement (including, for the avoidance of doubt, the Company Disclosure Schedule and the Parent Disclosure Schedule), the Company Confidentiality Agreement, the Parent Confidentiality Agreement and the Written Consent constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

Section 11.12.  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (even if monetary damages were available) (i) for any breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in the courts referred to in Section 11.08, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.03(c), monetary damages and (y) nothing contained in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 before exercising any termination right under Section 10.01 or pursuing damages nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement that may be available then or thereafter. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the parties otherwise have an adequate remedy at law.

Section 11.14.  Confidential Supervisory Information. Notwithstanding any other provision of this Agreement to the contrary, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that results in the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 4.12(b)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by Applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions, which may include the disclosure of underlying facts or circumstances that do not themselves constitute confidential supervisory information, shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MORGAN STANLEY

By:	/s/ Sebastiano Visentini
	Name:	Sebastiano Visentini
	Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

MIRROR MERGER SUB 1, INC.

By:	/s/ Sebastiano Visentini
	Name:	Sebastiano Visentini
	Title:	Managing Director

MIRROR MERGER SUB 2, LLC

By:	/s/ Sebastiano Visentini
	Name:	Sebastiano Visentini
	Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EATON VANCE CORP.

By:	/s/ Thomas E. Faust, Jr.
	Name:	Thomas E. Faust, Jr.
	Title:	Chairman, Chief Executive

[Signature Page to Agreement and Plan of Merger]